UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

CLEAN ENERGY FUELS CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CLEAN ENERGY FUELS CORP.
4675 MacArthur Court, Suite 800
Newport Beach, California 92660
April 8, 2025
Dear Stockholder,
You are cordially invited to attend the annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “Clean Energy,” “we,” “us” or “our”) on Thursday, May 22, 2025, at 8:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2025. At this website, you will be able to listen to the Annual Meeting live, submit questions for our management, directors and representatives of our independent registered public accounting firm in attendance, and submit your vote while the Annual Meeting is being held.
Reflecting on 2024, it’s remarkable how much progress we’ve made in just a few years since announcing our company’s focus on renewable natural gas (RNG). From dairy farms to fueling stations, Clean Energy has had a busy and productive year.
Over the course of 2024, five of our dairy projects began injecting RNG into the interstate pipeline system: three in South Dakota — Drumgoon, Tri-Cross Dairy, and Victory Farms — as well as Marshall Ridge in Iowa, and Ash Grove Dairy in Minnesota. Along with our Del Rio Dairy project in Texas that began operating in 2023, the combined potential production of these six facilities is 5.7 million gallons of low carbon-intensity transportation fuel.
We target dairy farms for our RNG development projects because the greenhouse gas produced by cow manure is one of the most potent. By capturing these harmful emissions, we prevent them from escaping into the atmosphere. As a result, our fuel is rewarded with higher environmental credit prices.
It is no small feat to build RNG projects, but these facilities have quickly put Clean Energy on the map as one of the leading producers of ultra-low carbon fuel in the country. We are excited about keeping that momentum with two additional large RNG facilities expected to come online by the end of 2025.
The RNG we produce represents only a portion of the overall gallons distributed at our fueling stations. We also procure RNG from approximately 100 different sources around the country. Because RNG’s greatest monetary value from environmental credits occurs when used as a transportation fuel, Clean Energy’s expansive RNG fueling infrastructure is the best outlet for RNG producers. We continue to assess the rewards of developing our own projects and capital invested, with the ability to purchase RNG in the marketplace.
The additional RNG coming onstream, both from our projects and others in the industry, is great timing. We expect the demand to continue to grow as more and more fleets realize the environmental and economic benefits that RNG provides. In 2024, our volume of RNG sold grew to 237 million gallons through a combination of adding new customers and converting existing customer fleets from fossil-based compressed natural gas (CNG) to RNG. Transit agencies, in particular, find it very beneficial to switch their bus fleets from CNG to RNG, reducing their emissions easily and economically.
After more than 27 years in the alternative fuel business, few developments have had me more excited than the introduction of the Cummins X15N natural gas engine for the heavy-duty vehicle market. Sales of the new engine only just began at the end of 2024, but it was tested throughout the year by many well-known heavy-duty truck fleets. In fact, Clean Energy launched its own demonstration truck program, allowing potential customers to try out the new engine firsthand. Fleets that tested trucks with the X15N throughout 2024 included Walmart, UPS, FedEx, Amazon, Knight Swift and other demanding logistics companies. The reviews couldn’t have been more positive.
This 15-liter engine has been the missing piece for much of the heavy-duty vehicle market to adopt natural gas fueling. And now it’s here.
Early in 2024, Clean Energy completed the contract to build 19 RNG fueling stations around the country for Amazon. Now, thousands of Amazon trucks fuel every day with RNG. These state-of-the-art stations include designated areas exclusive for Amazon trucks to fuel, as well as public lanes that other fleets can easily access. Fortunately, these stations have expanded our fueling footprint around many heavily trafficked distribution centers, ideal as more X15N truck fleets begin to rollout.
Another important fueling expansion for Clean Energy in 2024 were the first stations completed in Canada under our partnership with Tourmaline. New beautiful stations in Calgary and Grand Prairie, Alberta opened and are now available for heavy-duty trucks and other vehicles as the Cummins X15N begins to hit the Canadian market.
As productive as we were in 2024, the Clean Energy team has even more exciting opportunities ahead of us that were never before possible. Heavy-duty trucking, one of the most important transportation segments, is on the cusp of realizing the benefits of fueling with RNG, just as we have begun producing a substantial amount of this incredible fuel and have a fueling infrastructure that continues to grow at the right pace and in strategic locations.
One last note before I sign off. I would like to express a sincere thank you to two of our long-serving directors, Jim Miller and Ken Socha, who will be leaving our Board following the Annual Meeting. Both Jim and Ken have provided invaluable leadership and guidance since before the time Clean Energy became a publicly traded company. While everyone at the Company will miss their presence in the boardroom, their friendship will be forever-lasting.
We are pleased to take advantage of laws and rules that allow issuers to make use of the Internet in conducting a meeting of stockholders, as well as in furnishing proxy materials. As a result, we will not only host the Annual Meeting virtually on the Internet, but we will also furnish the proxy materials for the Annual Meeting to our stockholders on the Internet. We believe this use of the Internet meaningfully lowers our costs, increases efficiencies and helps reduce the environmental impact of the Annual Meeting, while permitting and encouraging increased stockholder attendance and engagement.
The accompanying notice of Annual Meeting and Proxy Statement include the agenda for the Annual Meeting, explain the matters that will be discussed and voted on at the Annual Meeting and provide certain other information about our Company.
Your vote is important, and we urge you to vote as promptly as possible. Thank you for supporting our Company.
Sincerely,
ANDREW J. LITTLEFAIR
President & Chief Executive Officer

CLEAN ENERGY FUELS CORP.
4675 MacArthur Court, Suite 800
Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2025

The annual meeting of stockholders (“Annual Meeting”) of Clean Energy Fuels Corp. (the “Company,” “we,” “us” or “our”) will be held on Thursday, May 22, 2025, at 8:00 a.m. Pacific Time via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2025, for the following purposes:
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To elect seven directors to our Board of Directors;

2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;

3.
To approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.
To approve the Amended and Restated 2024 Performance Incentive Plan; and

5.
To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this notice.
The Company’s Board of Directors has fixed the close of business on March 25, 2025 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices during normal business hours for a period of 10 days before the Annual Meeting. The list of stockholders may also be accessed during the virtual Annual Meeting at www.virtualshareholdermeeting.com/CLNE2025 by using the control number on your proxy card, voting instruction form or Notice of Internet Availability.
Even if you plan to attend the Annual Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting using the instructions provided in the accompanying proxy materials to ensure that your vote will be counted. If you submit your proxy or voting instructions and then decide to attend the Annual Meeting, you may still vote your shares during the Annual Meeting.
By order of the Board of Directors,
Dated: April 8, 2025	JAMES W. SYTSMA Corporate Secretary

CLEAN ENERGY FUELS CORP.
4675 MacArthur Court, Suite 800
Newport Beach, California 92660

2025 PROXY STATEMENT

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or our future performance, and are based on our current assumptions, expectations and beliefs concerning future developments and their potential effect on our Company and our business. Forward-looking statements included herein include but are not limited to: statements about the benefits and demand of RNG, our expectations regarding our dairy RNG projects and anticipated RNG facilities, the benefits of the Cummins X15N, our position as a leading renewable energy company, and our expectations for our growth and renewable vehicle fuels. Actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors, including, among others: the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel, and the rate and level of any such adoption; the market’s perception of the benefits of RNG and conventional natural gas relative to other alternative vehicle fuels; natural gas vehicle and engine cost, fuel usage, availability, quality, safety, convenience, design, performance and residual value, as well as operator perception with respect to these factors, in general and in our key customer markets, including heavy-duty trucking; our ability to further develop and manage our RNG business, including our ability to procure adequate supplies of RNG and generate revenues from sales of such RNG; our and our suppliers’ ability to successfully develop and operate projects and produce expected volumes of RNG; the impact of a bankruptcy or failure of any source owners at our projects; our dependence on the production of vehicles and engines by manufacturers over which the we have no control; the long and variable development cycle required to secure anaerobic digester gas (“ADG”) RNG from new projects; the potential commercial viability of livestock waste and dairy farm projects to produce RNG; our history of net losses and the possibility that we could incur additional net losses in the future; our and our partners’ ability to acquire, finance, construct and develop other commercial projects; our ability to invest in hydrogen stations or modify our fueling stations to reform our RNG to fuel hydrogen and charge electric vehicles; the future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas, and other vehicle fuels, including overall levels of and volatility in these factors; changes in the competitive environment in which we operate, including potentially increasing competition in the market for vehicle fuels generally; our ability to manage and increase our business of transporting and selling CNG (as defined below) for non-vehicle purposes via virtual natural gas pipelines and interconnects, as well as our station design and construction activities; construction, permitting and other factors that could cause delays or other problems at station construction projects; our ability to procure and maintain contracts with government entities; our ability to execute and realize the intended benefits of any acquisitions, divestitures, investments or other strategic relationships or transactions; significant fluctuations in our results of operations, which make it difficult to predict future results of operations; our warranty reserves may not adequately cover our warranty obligations; a future pandemic, epidemic or other infectious disease outbreak; the future availability of and our access to additional capital, which may include debt or equity financing, in the amounts and at the times needed to fund growth in our business and the repayment of our debt obligations (whether at or before their due dates) or other expenditures, as well as the terms and other effects of any such capital raising transaction; our ability to generate sufficient cash flows to repay our debt obligations as they come due; the availability of environmental, tax and other government legislation, regulations, programs and incentives that promote natural gas, such as alternative fuel excise tax credit (“AFTC”), including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor these or other vehicles or vehicle fuels over natural gas; our ability to comply with various registration and regulatory requirements related to its RNG projects; the effect of, or potential for changes to greenhouse gas emissions requirements or other environmental regulations applicable to vehicles powered by gasoline, diesel, natural gas or other vehicle fuels and crude oil and natural gas fueling, drilling, production, transportation or use; our ability to manage the health, safety and environmental risks inherent in its operations; our compliance with all applicable government regulations; the impact of the foregoing on the trading price of the our common stock; the interests of our significant stockholders may differ from our other stockholders; our ability to protect against any material failure, inadequacy, interruption or security failure of our information technology; general political, regulatory, economic and market conditions; and the other risks and uncertainties set forth under Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024 that we filed with the Securities and Exchange Commission (“SEC”) and that accompanies this Proxy Statement, as

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such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC. We encourage you to carefully consider these risks and uncertainties. The forward-looking statements made in this Proxy Statement speak only as of the date of this Proxy Statement and we undertake no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.
WEBSITE REFERENCES
Throughout this Proxy Statement, we make references to additional information available on our corporate website at www.cleanenergyfuels.com. References to our website are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

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CLEAN ENERGY FUELS CORP.
4675 MacArthur Court, Suite 800
Newport Beach, California 92660

2025 PROXY STATEMENT

GENERAL INFORMATION
The board of directors (“Board”) of Clean Energy Fuels Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), is providing this Proxy Statement (“Proxy Statement”) and all other proxy materials to you in connection with the solicitation of proxies for use at our 2025 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, May 22, 2025, at 8:00 a.m. Pacific Time (“PT”) via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/CLNE2025 for the purposes stated in this Proxy Statement. In addition to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof, stockholders are being asked to vote at the Annual Meeting on the following four proposals:
Proposal 1.
The election of seven directors to our Board.

Proposal 2.
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

Proposal 3.
The approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

Proposal 4.
The approval of the Amended and Restated 2024 Performance Incentive Plan to increase the Share Limit (as defined below) by 10,750,000 shares for a new Share Limit of 14,750,000.

This Proxy Statement summarizes the information you need to know in order to vote on these proposals in an informed manner.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting, Proxy Statement and our 2024 Annual Report on Form 10-K (“Annual Report”) are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting. Copies of these proxy materials are also available in the Investors — Annual Reports and Proxies section of our website at https://investors.cleanenergyfuels.com/company-information/annual-reports.
Use of the Internet
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report, on the Internet. Accordingly, on or about April 8, 2025, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders of record who have not previously elected an alternative delivery method, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to beneficial owners. The Notice will include instructions on how you may access the proxy materials for the Annual Meeting at www.proxyvote.com. For stockholders who have previously elected to receive copies of the proxy materials by mail or e-mail, we will be sending the Annual Report, this Proxy Statement and a proxy card by that method on or about April 8, 2025. Stockholders who receive a Notice will not receive printed copies of the proxy materials for the Annual Meeting unless they request them, in which case printed copies of the proxy materials and a paper proxy card will be provided at no charge. Instructions on how to request a printed copy of the proxy materials by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. We encourage you to take advantage of the availability of our proxy materials on the Internet in order to lower our printing and delivery costs and help reduce the environmental impact of the Annual Meeting.
Virtual Annual Meeting
We will be holding the Annual Meeting virtually on the Internet via live audio webcast. No physical meeting will be held. Stockholders who attend the Annual Meeting virtually will be able to listen to the meeting live and submit their vote while the Annual Meeting is being held, and will also be able to submit, either anonymously or identified by name, questions or comments for our management, directors and representatives of our independent registered public accounting firm in attendance at the meeting. This functionality provides our stockholders with opportunities for participation and engagement at the Annual Meeting that are comparable to those that would be available at an in-person meeting.
During the Annual Meeting, we will answer as many stockholder-submitted questions as time permits, other than questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references.
Stockholders who choose to attend the Annual Meeting will do so by accessing a live audio webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/CLNE2025. Please see “Attending the Virtual Annual Meeting” below for more information.
Record Date and Outstanding Shares
All stockholders that owned shares of our common stock at the close of business on March 25, 2025 (the “Record Date”), the date fixed by our Board as the record date, are entitled to vote at the Annual Meeting.
On the Record Date, 223,963,626 shares of our common stock were outstanding.
Voting Matters
Voting Rights
Each share of our common stock entitles the owner of the share to one vote on all matters to be voted on at the Annual Meeting.
Quorum Requirement
We will have the required quorum to conduct the business of the Annual Meeting if holders as of the Record Date representing a majority of the outstanding shares of our common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (discussed under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below) will be counted for purposes of determining the presence of a quorum at the Annual Meeting.
Effect of Not Providing Voting Instructions; Broker Non-Votes
Stockholders of Record.   You are a “stockholder of record” if your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent. If you were a stockholder of record at the close of business on the Record Date and you submit a valid proxy but do not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.
Beneficial Owners of Shares Held in Street Name.   You are a “beneficial owner of shares held in street name” if your shares are not held of record in your name but are held by a broker, bank or other nominee on your behalf as the beneficial owner. Pursuant to applicable stock exchange rules, if your shares were held in street name through a brokerage account at the close of business on Record Date, you must provide voting instructions to your broker if you want your shares to be voted on the election of directors (Proposal 1), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3) and the approval of the Amended and Restated 2024 Performance Incentive Plan (Proposal 4). These proposals constitute “non-routine” matters on which a broker is not entitled to vote shares held for a beneficial owner without receiving voting instructions from the beneficial owner. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which your shares may be voted in the discretion of your broker if voting instructions have not been received. As a result, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the Annual Meeting but will not be permitted to vote on Proposal 1, Proposal 3 or Proposal 4 at the Annual Meeting. If your broker does not exercise this discretion, your share might not be voted. Consequently, we urge every stockholder to vote their shares. If your broker does exercise this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Moreover, if you are a beneficial owner of shares in street name and you properly submit a voting instruction form to your broker, bank or other nominee that is signed but unmarked with respect to your vote on Proposals 1, 2, 3 or 4, applicable rules will generally permit your broker, bank or other nominee to vote your shares on these proposals in accordance with the recommendations of our Board as set forth in this Proxy Statement.
Voting Requirements
The election of directors (Proposal 1) will be determined by a plurality of the votes cast on the proposal at the Annual Meeting. This means that the seven nominees who receive the highest number of affirmative votes will be elected as directors. Shares voted “Withhold” and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2), the approval, on an advisory, non-binding basis, of the compensation of our named executive officers (Proposal 3), and the approval of the Amended and Restated 2024 Performance Incentive Plan (Proposal 4) must each be approved by the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. For purposes of determining the number of votes cast for Proposals 2, 3 and 4, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast and will not be counted in determining the outcome of Proposals 2, 3 or 4.
The following is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:
Proposal	Vote Required	Routine vs. Non-Routine Matter	Effect of Abstentions and Broker Non-Votes
1: Election of Directors	Plurality of Votes Cast	Non-Routine	No effect
2: Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Routine	Abstentions: No effect Broker non-votes: None expected
3: Advisory, Non-Binding Vote on Executive Compensation	Majority of Votes Cast	Non-Routine	No effect
4: Approval of the Amended and Restated 2024 Performance Incentive Plan	Majority of Votes Cast	Non-Routine	No effect
Tabulation of Votes
The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” below. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.
Voting Results
Preliminary results will be announced at the Annual Meeting. Final results will be reported in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting concludes. If the official results are not available at that time, we will provide preliminary voting results in such Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
How to Cast or Revoke Your Vote
Stockholders of Record
If you are a stockholder of record entitled to vote at the Annual Meeting, you may vote in any one of the following ways:
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On the Internet.   You may vote by proxy before the Annual Meeting starts by visiting www.proxyvote.com or by following the instructions in the Notice or proxy card you received.

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By Telephone.   If you receive printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by calling the toll-free number found on the proxy card delivered with these proxy materials.

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By Mail.   If you receive printed copies of the proxy materials for the Annual Meeting, you may vote by proxy by completing the proxy card delivered with these proxy materials and mailing it in the envelope provided.

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During the Annual Meeting.   You may vote during the Annual Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/CLNE2025 and by following the instructions at www.virtualshareholdermeeting.com/CLNE2025.

Votes submitted by proxy on the Internet or by telephone must be received by 11:59 p.m. Eastern Time on Wednesday, May 21, 2025 to be counted. Votes submitted on the Internet during the Annual Meeting by stockholders attending the meeting and votes submitted by mail must be received no later than the close of voting at the Annual Meeting to be counted.
Once you have submitted your proxy on the Internet or by telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by taking any one of the following actions:
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Later-Dated Vote.   You may revoke a previously submitted proxy by submitting a later-dated vote on the Internet, by telephone or by mail, as applicable.

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Written Notice.   You may revoke a previously submitted proxy by sending or otherwise delivering a written notice of revocation to the attention of our Corporate Secretary at the address of our principal executive offices.

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Voting During the Annual Meeting.   If you attend the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CLNE2025, you may vote your shares electronically at the Annual Meeting, which will revoke any previously submitted proxy.

To be effective, any later-dated vote must be received by the applicable deadline for the voting method used, as described above, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.
Beneficial Owners of Shares Held in Street Name
If you are a beneficial owner of shares held in street name, you have the right to instruct your broker, bank or other nominee on how to vote your shares at the Annual Meeting. You should do so by following the instructions provided by your broker, bank or other nominee regarding how to vote your shares and how to revoke a previously submitted proxy. The availability of Internet, telephone or other methods to vote your shares by proxy, and the deadlines by which to vote your shares using each such voting method, will depend on the voting processes of the broker, bank or other nominee that holds your shares.
Attending the Virtual Annual Meeting
All stockholders that owned our common stock at the close of business on the Record Date, or their duly appointed proxies, may attend and participate in the Annual Meeting. Even if you plan to attend the Annual

Meeting, you are encouraged to vote on the Internet, by telephone or by mail before the Annual Meeting, to ensure that your vote will be counted. Please see “How to Cast or Revoke Your Vote” above.
To attend and participate in the Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/CLNE2025 and use their control number provided in the Notice or, if they received printed copies of the proxy materials, in the proxy card delivered with those proxy materials, to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. On the day of the Annual Meeting, stockholders may begin to log in to the virtual meeting beginning at 7:45 a.m. PT, and the meeting will begin promptly at 8:00 a.m. PT. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Further instructions on how to attend, participate in and vote at the Annual Meeting are available at www.proxyvote.com. If you encounter any difficulties accessing or logging in to the Annual Meeting, including any difficulties with your control number or submitting questions, please call the technical support number displayed on the login page on the online virtual meeting platform.
Submitting your proxy before the Annual Meeting will not affect your right to vote at the Annual Meeting if you decide to attend; however, your attendance at the Annual Meeting after having submitted a valid proxy will not in and of itself constitute a revocation of your proxy. To revoke a previously submitted proxy by attending the Annual Meeting, you must submit an online vote during the webcast of the Annual Meeting reflecting your new vote.
Solicitation
This solicitation is made by our Board, and we will bear the entire cost of soliciting proxies, including the costs of preparing, printing, assembling and mailing the Notice, any printed copies of this Proxy Statement, the proxy card, the Annual Report, and any additional information that we may elect to furnish to stockholders. We will provide copies of solicitation materials to brokers, banks and other nominees holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners of those shares who have requested printed materials, and we may reimburse persons representing beneficial owners for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the Notice and the solicitation materials made available on the Internet or via e-mail or in print to those who request copies of our proxy materials, but may be supplemented by telephone, mail, e-mail or personal solicitation by our directors, executive officers or other employees. We will pay no additional compensation to these individuals for these activities. We have not engaged employees for the specific purpose of soliciting proxies.
Separate Copy of Annual Report or Other Proxy Materials
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of this Proxy Statement and our Annual Report to multiple stockholders who share the same address and who did not receive a Notice or otherwise receive their proxy materials by e-mail, unless we have received contrary instructions from a stockholder. This procedure reduces our printing and mailing costs and other fees. Stockholders who participate in householding will continue to be able to request and receive a separate Notice or proxy card. Additionally, upon written or oral request, we will deliver promptly a separate copy of this Proxy Statement or the Annual Report to any stockholder at a shared address to which we have delivered a single copy of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, or to notify us that you wish to receive separate copies of our proxy materials for future annual meetings of our stockholders, write to the attention of Investor Relations at our principal executive offices at 4675 MacArthur Court, Suite 800 Newport Beach, California 92660, or call (949) 437-1000. Stockholders who share an address and are receiving multiple copies of our proxy materials may also request to receive a single copy of this Proxy Statement and the Annual Report or our proxy materials for future annual meetings of our stockholders by writing or calling us at the address or telephone number provided above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The two tables below show the beneficial ownership of certain persons with respect to our common stock, our only outstanding class of voting securities. Except as indicated by the footnotes to these tables, we believe, based on the information furnished or otherwise available to us, that the persons and entities named in these tables have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.
We have determined beneficial ownership as shown in these tables in accordance with the rules of the SEC. In accordance with these rules, in computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to (1) stock options held by that person that are currently exercisable or exercisable within 60 days after March 25, 2025, and (2) restricted stock units (“RSUs”) held by that person that are subject to vesting and settlement within 60 days after March 25, 2025. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. We calculated percentage ownership as shown in these tables based on 223,963,626 shares of our common stock outstanding on March 25, 2025. The information in these tables is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in these tables does not constitute an admission of beneficial ownership of the shares.
The following table shows the amount and percentage of our common stock beneficially owned by each holder of more than 5% of the outstanding shares of our common stock:
Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
TotalEnergies S.E./ Total Marketing Services S.A.S.(1) 2, place Jean Millier La Défense 6 92400 Courbevoie France	51,788,569	23.12%
BlackRock, Inc.(2) 50 Hudson Yards New York, New York 10001	17,783,255	7.94%
Grantham, Mayo, Van Otterloo & Co. LLC(3) 53 State Street, Suite 3300 Boston, Massachusetts 02109	16,086,394	7.18%

(1)
Based on a Schedule 13D/A filed by TotalEnergies S.E. (“TotalEnergies”) and its direct wholly owned subsidiary Total Marketing Services S.A.S. (“TMS”) on June 15, 2021 that reflects shares of common stock beneficially owned as of June 14, 2021, and updated to reflect subsequent sales of shares of our common stock by TMS as reported on a Form 4 filed with the SEC on June 17, 2021. TotalEnergies and TMS have (i) shared voting power over 51,788,569 shares of our common stock, which consists of (a) 42,581,801 shares of our common stock that were purchased by TMS pursuant to a stock purchase agreement, dated May 9, 2018, between TMS and our Company, and (b) 9,206,768 shares of common stock that are the subject of a voting agreement, dated May 9, 2018, among TMS, our Company, and all of our then-directors and officers, pursuant to which each such director and officer appointed TMS as such person’s proxy and attorney-in-fact, and authorized TMS to represent and vote (or consent, if applicable) all shares of common stock owned or controlled by such person with respect to the election of the individuals designated by TMS to serve on our Board pursuant to TMS’ director designation rights (described below under “Certain Relationships and Related Party Transactions”), and (ii) shared dispositive power over 42,581,801 shares of our common stock. TotalEnergies and TMS have expressly disclaimed beneficial ownership of any shares of common stock subject to the voting agreement discussed in (i)(b) above.

(2)
Based on a Schedule 13G/A filed by BlackRock, Inc. on February 5, 2025 that reflects shares of common stock beneficially owned as of December 31, 2024. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 16,326,767 shares of our common stock and sole dispositive power with respect to 17,783,255 shares of our common stock.

(3)
Based on a Schedule 13G/A filed by Grantham, Mayo, Van Otterloo & Co. LLC (“Grantham”) on February 13, 2024 that reflects shares of common stock beneficially owned as of December 31, 2023. According to the Schedule 13G/A, Grantham has sole voting power and sole dispositive power with respect to 16,086,394 shares of our common stock.

The following table shows the amount and percentage of our common stock beneficially owned on March 25, 2025 by each of our named executive officers and current directors and by all of our current executive officers and current directors as a group:

Name of Beneficial Owner	Common Stock Beneficially Owned
	Number	%
Andrew J. Littlefair(1)	3,312,994	1.5%
Robert M. Vreeland(2)	1,456,856	*
Barclay F. Corbus(3)	2,110,936	*
Lizabeth Ardisana(4)	301,475	*
Karine Boissy-Rousseau	—	—
Patrick J. Ford(5)	87,644	*
James C. Miller III(6)	504,976	*
Stephen A. Scully(7)	596,280	*
Kenneth M. Socha(8)	563,733	*
Mathieu Soulas	—	—
Vincent C. Taormina(9)	660,993	*
All current executive officers and current directors as a group (11 persons)(10)	9,595,887	4.3%

*
Represents less than 1%.

(1)
Beneficial ownership consists of (a) 1,568,357 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, and (b) 1,744,637 shares of outstanding common stock held directly.

(2)
Beneficial ownership consists of (a) 809,918 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, and (b) 646,938 shares of outstanding common stock held directly.

(3)
Beneficial ownership consists of (a) 944,388 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, and (b) 1,166,548 shares of outstanding common stock held directly or by an individual retirement account for the benefit of Mr. Corbus.

(4)
Beneficial ownership consists of (a) 212,546 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 66,029 shares of outstanding common stock held directly.

(5)
Beneficial ownership consists of (a) 38,042 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 26,702 shares of outstanding common stock held directly.

(6)
Beneficial ownership consists of (a) 275,046 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 207,030 shares of outstanding common stock held directly or by a trust over which Mr. Miller possesses shared voting and investment control.

(7)
Beneficial ownership consists of (a) 338,233 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 235,147 shares of outstanding common stock held by the Scully Family Trust, over which Mr. Scully possesses sole voting and investment control.

(8)
Beneficial ownership consists of (a) 275,046 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, (c) 30 shares of outstanding common stock held in a Uniform Transfers to Minors Act account for which Mr. Socha is the custodian and over which Mr. Socha possesses sole voting and investment control, and (d) 265,757 shares of outstanding common stock held directly.

(9)
Beneficial ownership consists of (a) 315,046 shares of common stock subject to options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 22,900 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 323,047 shares of outstanding common stock held by the Vincent C. Taormina REV Intervivos Trust UAD 5/14/84, over which Mr. Taormina possesses sole voting and investment control.

(10)
Beneficial ownership consists of (a) 4,776,622 shares of common stock subject to stock options currently exercisable or exercisable within 60 days after March 25, 2025, (b) 137,400 shares of common stock subject to restricted stock units vesting within 60 days after March 25, 2025, and (c) 4,681,865 shares of outstanding common stock held directly by our current executive officers and directors, by individual retirement accounts for the benefit of a director or executive officer, or by trusts or a Uniform Transfers to Minors Act account over which an executive officer or director possesses voting and investment control.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Upon the recommendation of our nominating and corporate governance committee, our Board nominated Andrew J. Littlefair, Stephen A. Scully, Lizabeth Ardisana, Karine Boissy-Rousseau, Patrick J. Ford, Mathieu Soulas, and Vincent C. Taormina, for election as members of our Board at the Annual Meeting. Two of our current directors, James C. Miller III and Kenneth M. Socha, have not been nominated for re-election at the Annual Meeting and will no longer serve on our Board following the Annual Meeting. Immediately following the Annual Meeting, the size of our Board will be decreased to seven directors. Accordingly, stockholders may vote their shares only with respect to the seven director nominees named in this Proxy Statement.
Each of our director nominees, other than Messrs. Littlefair and Soulas and Ms. Boissy-Rousseau, are independent directors within the meaning of applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). Additionally, our Board previously affirmatively determined that Messrs. Miller and Socha were independent directors within the meaning of applicable Nasdaq rules during their term as directors.
Each of the nominees is a current director of our Company and was elected by our stockholders at our 2024 annual meeting of stockholders. Ms. Boissy-Rousseau and Mr. Soulas are each being nominated for election at the Annual Meeting pursuant to director designation rights granted to TMS in June 2018. See “Certain Relationships and Related Party Transactions” below for further information about the director designation rights granted to TMS.
Upon election at the Annual Meeting, each director will serve a one-year term until the next annual meeting of our stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal. Each of our Board’s director nominees has agreed to serve if elected, and, as of the date of this Proxy Statement, we have no reason to believe any nominee will be unable or unwilling to serve as a director if elected. If, however, any nominee is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies may vote your shares, in their discretion, for another nominee that may be proposed by our Board or our Board may choose to reduce the size of the Board.
We, as a matter of policy, encourage our directors to attend meetings of our stockholders and, in 2024, all of our then-current directors attended our annual meeting of stockholders.
Director Nominees
The names of the director nominees, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and other information about their professional backgrounds are shown below. We believe each of these nominees contributes to our Board’s effectiveness as a whole based on the wealth of executive leadership experience they bring to our Board, as well as the other specific attributes, qualifications and skills described below. There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer of our Company, and except as described under “General” above with respect to Ms. Boissy-Rousseau and Mr. Soulas, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.
Name of Director Nominee	Age	Position(s) and Office(s)
Andrew J. Littlefair	64	President, Chief Executive Officer and Director
Stephen A. Scully	66	Chairman of the Board
Lizabeth Ardisana	74	Director
Karine Boissy-Rousseau	51	Director
Patrick J. Ford	63	Director
Mathieu Soulas	54	Director
Vincent C. Taormina	69	Director

Andrew J. Littlefair, one of our founders, has served as our President, Chief Executive Officer and a director since June 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, Mr. Littlefair served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair serves as the chairman of the board of directors of SAFE S.p.A. and previously served on the board of directors of Hilltop Holdings Inc. (formerly PlainsCapital Corporation), a reporting company under the Securities Exchange Act of 1934, as amended (“Exchange Act”), from 2009 to 2023. Mr. Littlefair served as Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. He has served on the Ronald Reagan Presidential Foundation & Institute Board of Trustees since July 2011. Mr. Littlefair earned a B.A. from the University of Southern California.
Skills and Qualifications:   Mr. Littlefair brings to our Board his experience as a co-founder and the Chief Executive Officer of our Company, which gives him unique insight into our Company’s operations, challenges and opportunities.
Stephen A. Scully has served as a director of our Company since January 2014 and was appointed as Chairman of the Board on January 1, 2018. Mr. Scully was founder and President of the Scully Companies, a California-based truck leasing and specialized contract carriage provider. He started the Scully Companies immediately after graduating from the University of Southern California in 1981 and subsequently sold it to Ryder System in January 2011. The Scully Companies was the largest independent asset-based logistics provider in the western United States. Since selling the Scully Companies, Mr. Scully has been a private investor and is currently member of the Newport Beach Harbor Commission. Additionally, he was the Chairman of the Board of the National Truck Leasing System from 1999 to 2010, a board member of the Truck Rental and Leasing Association from 1990 to 1999, a board member of Ameriquest Transportation and Logistics Resources from 2007 to 2008 and is a former member of the California Trucking Association.
Skills and Qualifications:   Mr. Scully brings to our Board the insight of a successful entrepreneur and operator, as well as extensive knowledge of the trucking industry.
Lizabeth Ardisana has served as a director of our Company since December 2019. Ms. Ardisana is the chief executive officer and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. Ms. Ardisana is also chief executive officer of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states. Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has held numerous leadership positions in a variety of non-profit organizations, including CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation and serves on its finance committee. Ms. Ardisana is also vice chair of Wayne Health where she serves on the audit committee. On October 10, 2022, Ms. Ardisana was appointed to the Board of Directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a leading investor in climate solutions. She has been a member of the board of directors of LeddarTech Holdings since 2024, and previously served as a member of the board of directors of Huntington Bancshares Inc. from 2016 to 2023 and as a member of the board of directors of FirstMerit Corporation from 2013 to 2016. Ms. Ardisana previously served as a board member of United Way for Southeastern Michigan (where she served as chair) and the Skillman Foundation. Ms. Ardisana holds a bachelor’s degree in mathematics and computer science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit.
Skills and Qualifications:   Ms. Ardisana brings to our Board key experience and relationships in the automotive and environmental industries, as well as skills acquired through serving as a chief executive officer and as a member of multiple public and private company boards.
Karine Boissy-Rousseau has served as a director of our Company since December 2021. Ms. Boissy- Rousseau has served as Vice President Green Gases in the Gas, Renewables and Power business segment of TotalEnergies since September 2023. Prior to that, she was Senior Vice President New Mobility and Marketing of TotalEnergies’ Marketing & Services business segment since September 2021. Before that she was President of Air Liquide Hydrogen Mobility & Energy, where she led the development of hydrogen activities in the transportation sector for North America from 2019 to 2021. Prior to that, she was Managing Director of Air Liquide Benelux Industries from 2016 to 2019 and General Manager of Air Liquide France Industries in Paris from 2012 to 2016. Ms. Boissy-Rousseau holds a master’s degree in chemical engineering and a master’s degree in marketing.
Skills and Qualifications:   Ms. Boissy-Rousseau was appointed as a director pursuant to director designation rights granted to TMS in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below. Ms. Boissy-Rousseau brings to our Board extensive renewable fuels experience, significant management skills and key relationships within the TotalEnergies group.
Patrick J. Ford has served as a director of our Company since March 2024. Prior to that, Mr. Ford served as an Audit Partner at KPMG LLP from 1994 until his retirement in 2022. Mr. Ford served numerous SEC registrants as the Lead Audit Engagement Partner in the energy, automotive and technology sectors during his tenure with KPMG LLP. Mr. Ford served as a member of the Board of Directors of KPMG LLP and its related entity, KPMG Americas LLP from 2013-2018. Mr. Ford is a certified public accountant (retired status) in California, Arizona and Hawaii. Mr. Ford previously served on the Board of Advisors for the University of Southern California Marshall School of Business from 2006 to 2019 and the Board of Advisors for the Shidler School of Business at the University of Hawaii at Manoa from 2003 to 2007. Mr. Ford holds a bachelor’s degree in business administration with an emphasis in accounting from the University of Southern California.
Skills and Qualifications:   Mr. Ford brings to our Board extensive experience in finance and accounting within the energy industry.
Mathieu Soulas has served as a director of our Company since September 2023. Mr. Soulas began his career in TotalEnergies’ Refining Division. After holding various positions in European refineries and as head of Refining & Petrochemical operations in the Benelux countries, he moved to the Marketing & Services branch in 2013 as Executive Vice President for the geographical zone of the Indian Ocean and Vice President Supply and Logistic for Africa & Middle East. In 2017, he became Vice President in charge of the Lubricants Business Unit worldwide, covering industrial operations, supply chain, marketing and global sales. In August 2019, he joined TotalEnergies’ headquarters as Senior Vice President Strategy & Climate. He was then appointed Vice President Strategy & Supply of the Marketing & Services branch in September 2021. In July 2023, Mathieu Soulas became Senior Vice President New Mobilities, regrouping the Business Units Electric Vehicles, Hydrogen and Gas as well as the Business Lines Network, B2B and Mobility Services. Mathieu Soulas is a graduate of France’s Ecole Polytechnique and IFPEN engineering schools.
Skills and Qualifications:   Mr. Soulas was appointed as a director pursuant to director designation rights granted to TMS in June 2018, in a transaction described under “Certain Relationships and Related Party Transactions” below. He brings to our Board significant renewable natural gas and energy industry experience, significant management skills and key relationships within the TotalEnergies group.
Vincent C. Taormina has served as a director of our Company since April 2008. Mr. Taormina is the former chief executive officer of Taormina Industries, Inc., one of California’s largest solid waste and recycling companies. In 1997, Taormina Industries, Inc. merged with Republic Services, a publicly-held waste handling company that operates throughout the United States. Mr. Taormina served as Regional Vice President of Republic Services from 1997 to 2001, managing the overall operations of eleven western states. Since 2001, Mr. Taormina has served and continues to serve as a consultant to Republic Services and is a private investor. Mr. Taormina is a past President of the Orange County Solid Waste Management Association, past President Elect of the California Refuse Removal Council and a former board member of the Waste Recyclers Council for the National Solid Waste Management Board.
Skills and Qualifications:   Mr. Taormina brings to our Board the perspective of a highly successful entrepreneur and industry leader in the refuse and recycling industry.
Selecting Our Director Nominees
Under its charter and our corporate governance guidelines, our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of potential new Board members, as well as the composition of our Board as a whole. This assessment includes an analysis of each member’s qualifications as a director and each member’s independence, as well as consideration of age, experience and other factors in the context of the needs of our Board.
Director Criteria
Pursuant to our corporate governance guidelines, a majority of our directors must meet the standards for independence as required by Nasdaq, and no director may serve on more than three other public company boards of directors unless approved in advance by our Board. Further, applicable Nasdaq rules provide that at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and the members of certain of our Board committees must satisfy enhanced independence and financial expertise standards under applicable Nasdaq and SEC rules. We also believe all directors should possess the following attributes:
•
Professional ethics and values, consistent with our code of ethics (described below under “Corporate Governance — Code of Ethics”);

•
A commitment to building stockholder value;

•
Business acumen and broad experience and expertise at the policy-making level in one or more of the areas of particular consideration described under “Key Qualifications, Skills and Attributes” below;

•
The ability to provide insights and practical wisdom based on the individual’s experience or expertise; and

•
Sufficient time to effectively carry out duties as a Board member.

Other than the foregoing, there are no stated minimum criteria for director nominees, and our nominating and corporate governance committee may consider these factors and any such other factors as it deems appropriate. Our nominating and corporate governance committee does, however, review the activities and associations of each potential director candidate to ensure there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on our Board.
Although we do not have a formal policy with respect to Board diversity, our nominating and corporate governance committee strives to assemble a board of directors that brings to our Company a variety of perspectives, skills and expertise. To achieve this, our nominating and corporate governance committee considers individuals diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experience, including business, professional, governmental, community involvement and natural gas and energy industry experience, in recommending director nominees to our Board.
Our nominating and corporate governance committee assesses these and other factors as it deems appropriate in connection with its annual review of each director and our Board as a whole and takes these factors into account when determining whether to nominate existing directors for re-election in connection with this annual review. Our nominating and corporate governance committee also takes these factors into account when considering any director nominee outside of its annual review process, such as when a vacancy exists on our Board or when a stockholder suggests a new director candidate that the committee or our Board decides to consider for appointment.
Board Refreshment
Board members with diversity of geography, gender, ethnicity, age, and experiences are important to bring a variety of perspectives to our Board, as discussed above under “Director Criteria.” We aim to regularly bring new directors to our Board at a responsible pace to ensure our Board benefits from fresh ideas and perspectives, while balancing the importance of directors who have experience with our Company.
Board refreshment is a key matter considered during our annual Board and committee self-evaluations. The average tenure of our nominated Board members is nine (9) years.
Key Qualifications, Skills and Attributes
Our nominating and corporate governance committee regularly reviews the appropriate skills and characteristics required of Board members in the context of the composition of our Board, our operating requirements, and the long-term interests of stockholders. When conducting its review of the key qualifications, skills and attributes desired of Board members, our nominating and corporate governance committee particularly considers:
Senior Leadership Experience
Board members who have served in senior leadership positions, such as a chief executive officer, chairman, senior executive, or leader of significant operations, are important to us because they have the experience and perspective to analyze, shape and oversee the execution of important strategic, operational and policy issues. These Board members’ insights and guidance, and their ability to assess and respond to situations encountered by our Board, may be enhanced by leadership experience at complex businesses or organizations.
RNG and Conventional Natural Gas and Industry Experience
Because we are seeking to drive adoption of RNG and conventional natural gas as a vehicle fuel by fleet vehicle operators, primarily in the trucking, airport, refuse, public transit, industrial and institutional energy user and government fleet markets, relevant education or experience in our industry is key for understanding our markets, strategy, risk management and operations.
Government, Legal, Public Policy and Regulatory Experience
Board members who have served in government positions provide experience and insights that help us work constructively with governments and address significant public policy issues. Board members with a background in law can assist our Board and legal team in fulfilling its oversight responsibilities regarding our legal and regulatory compliance and our engagement with regulatory authorities.
Financial Expertise
Knowledge of financial markets, financing and funding operations and accounting and financial disclosure and reporting processes is important to have well-represented on our Board. This experience helps our Board members in understanding and overseeing our capital structure, financing and investing activities, as well as our financial reporting and internal controls.
Public and Private Company Board Experience
Board members with public and private company board experience understand the dynamics and operations of a corporate board. These matters include the relationship of a company board with senior management personnel, the legal and regulatory landscape in which companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational and compliance-related matters.
From time to time, our nominating and corporate governance committee will also consider such other qualifications, skills and attributes as it deems appropriate given the needs of our Board and our Company to maintain a balance of knowledge, experience, background and capability.
Director Nominee Evaluations
At least annually, our nominating and corporate governance committee leads an evaluation of each of our directors and our Board as a whole and each of its committees. In evaluating whether a current director should continue to serve on our Board, our nominating and corporate governance committee considers a number of factors, including those described above and each director’s qualifications, skills and attributes in the areas identified by our nominating and governance committee as particularly important to our Board. In concluding that each of the director nominees should continue to serve as directors of our Company, our nominating and corporate governance committee considered their knowledge, experience and expertise in these areas as indicated in the table below, which they gained from their professional backgrounds described under “Director Nominees” above.

Director	Senior Leadership Experience	RNG and Natural Gas Industry Experience	Government, Legal and Regulatory Expertise	Financial Expertise	Company Board Experience
Andrew J. Littlefair	√	√	√	√	√
Stephen A. Scully	√	√		√	√
Lizabeth Ardisana	√	√	√	√	√
Karine Boissy-Rousseau	√	√			√
Patrick J. Ford	√	√	√	√	√
Mathieu Soulas	√	√
Vincent C. Taormina	√	√
Vote Required for Approval of the Election of Directors
Directors are elected by a plurality of votes cast in the election of directors at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes will be elected as directors. Shares voted “Withhold” and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
OUR BOARD RECOMMENDS A VOTE “FOR ALL” THE DIRECTOR NOMINEES
NAMED IN THIS PROPOSAL 1

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General
We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. KPMG LLP has audited our financial statements annually since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions from stockholders.
Although our amended and restated bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, we are submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of the appointment of KPMG LLP, our audit committee may consider whether to retain the firm. Even if our stockholders ratify the appointment of KPMG LLP, our audit committee may choose to appoint a different independent registered public accounting firm at any time during the year if the committee determines that such a change would, in its judgment, be in the best interests of our Company and our stockholders.
Independent Registered Public Accounting Firm Fees and Services
The following table shows the aggregate fees billed to us for services rendered by KPMG LLP during the periods presented:
	Year Ended December 31,
	2023 ($)	2024 ($)
Audit Fees(1)	1,889,995	2,054,231
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,889,995	2,054,231

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of our interim condensed consolidated financial statements included in our quarterly reports, the audit of our internal control over financial reporting, audits of stand-alone financial statements of certain of our subsidiaries, professional services rendered in connection with our filing of various registration statements (such as registration statements on Form S-8 and Form S-3, including related consents and comfort letters) and other services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures
Pursuant to our audit committee charter, all audit and permitted non-audit and tax services, as well as the fees and terms of such services, that are provided by our independent registered public accounting firm are pre-approved by our audit committee. Our audit committee may also delegate authority to grant pre-approvals to one or more audit committee members, provided that the pre-approvals are reported to the full audit committee at its regularly scheduled meetings. In considering such services for approval, our audit committee considers, among other things, whether the provision of the services is compatible with maintaining the independence of our independent registered public accounting firm.
All services provided by KPMG LLP in 2023 and 2024 were pre-approved by our audit committee in accordance with the foregoing pre-approval policy.

Vote Required for Approval of the Ratification of the Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this Proposal 2. Abstentions are not treated as votes cast and will not be counted in determining the outcome of this Proposal 2.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT
The audit committee is responsible for overseeing our accounting, auditing and financial reporting practices on behalf of the Board. Management is responsible for the preparation and presentation of our consolidated financial statements, including establishing accounting and financial reporting principles and establishing and maintaining systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on our consolidated financial statements and an opinion on our internal control over financial reporting.
In performing its responsibilities, the audit committee has reviewed and discussed, with management and KPMG LLP, our independent registered public accounting firm, the audited consolidated financial statements included in the Annual Report. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
Additionally, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP its independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements of Clean Energy Fuels Corp. be included in our Annual Report for filing with the SEC.
Audit Committee:
James C. Miller III, Chair
Patrick J. Ford
Stephen A. Scully
Vincent C. Taormina
This audit committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This audit committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

PROPOSAL 3
ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
As described in detail under “Compensation Discussion and Analysis” below, our executive compensation program is designed to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives without promoting excessive or unnecessary risk-taking; to align the interests of our executives with those of our stockholders; and to provide compensation that we believe is fair in light of an executive’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and certain peer companies. Under this program, determinations regarding each named executive officer’s compensation are based on, among other factors, the individual’s performance and contribution to our strategic plan and other business objectives; our Company’s overall performance, in light of business and industry conditions; general industry benchmarks and trends, including the compensation practices of certain peer companies; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; principles of pay equity and relative pay; the role of each compensation component in achieving the objectives of our executive compensation program; and our compensation committee’s business judgment and experience. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. We believe the compensation of our named executive officers is appropriate and serves to both incentivize and retain our highly skilled executive leadership team. Attracting, retaining and motivating key executives is crucial to our success. This say-on-pay proposal gives our stockholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific component of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we ask that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included therein.”
This say-on-pay proposal is being provided as required by Section 14A of the Exchange Act and is advisory and therefore not binding on our Company, our compensation committee or our Board in any way. Our Board and our compensation committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address these concerns.
At our 2023 annual meeting of stockholders, a majority of stockholders voted to have a say-on-pay vote each year. As a result, we will conduct an advisory vote on executive compensation annually at least until the next stockholder advisory vote on the frequency of such votes. It is expected that the next such say-on-pay vote will occur at the 2026 annual meeting of stockholders.

Vote Required for Approval of the Compensation of Our Named Executive Officers
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this Proposal 3. Abstentions and broker non-votes are not treated as votes cast and will not be counted in determining the outcome of this Proposal 3.
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT
PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

PROPOSAL 4
APPROVAL OF THE AMENDED AND RESTATED
2024 PERFORMANCE INCENTIVE PLAN
General
At the Annual Meeting, stockholders will be asked to approve the Amended and Restated 2024 Performance Incentive Plan (the “Amended 2024 Plan”), which was adopted, subject to stockholder approval, by our Board on March 26, 2025. This proposal specifically calls out the amendment to the 2024 Plan, which includes the following changes:
Increase in Share Limit.   The 2024 Performance Incentive Plan currently limits the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the 2024 Performance Incentive Plan to (i) 4,000,000 shares, plus (ii) the number of shares that were available for additional award grant purposes under our Amended and Restated 2016 Performance Incentive Plan (the “2016 Plan”) as of May 16, 2024, the date upon which the authority to grant new awards under such plan terminated, plus (iii) the number of any shares subject to stock options granted under the 2016 Plan or our Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and outstanding as of May 16, 2024 that expire, or for any reason are cancelled or terminated, after such date without being exercised (which, for purposes of clarity, will become available for award grants under the 2024 Performance Incentive Plan on a one-for-one basis), plus (iv) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2016 Plan or the 2006 Plan that were outstanding and unvested as of May 16, 2024 that are forfeited, terminated, cancelled, or otherwise reacquired after such date without having become vested (with any such shares taken into account based on the premium share-counting rule discussed below for full-value awards) (the “Share Limit”). The Amended 2024 Plan proposal would increase the Share Limit by 10,750,000 shares for a new Share Limit of 14,750,000.
As of March 14, 2025, a total of 3,493,973 shares of our Company’s common stock were then subject to outstanding awards granted under the 2024 Performance Incentive Plan, and 893,515 shares of our Company’s common stock were then available for new award grants under the 2024 Performance Incentive Plan (assuming that all outstanding performance-based awards are paid out at the maximum performance level). The Amended 2024 Plan proposal would increase the available shares under the 2024 Performance Incentive Plan by 10,750,000 shares. Based solely on the closing price of our Company’s common stock as reported by Nasdaq on March 14, 2025, the maximum aggregate market value of the additional 10,750,000 new shares that could be issued under the Amended 2024 Plan is approximately $18.9 million. Our compensation committee anticipates that the 10,750,000 additional shares requested for the Amended 2024 Plan (together with the 4,000,000 shares available for new award grants under the 2024 Performance Incentive Plan, the shares available for new award grants under the 2016 Plan as of May 16, 2024 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide our Company with flexibility to continue to grant equity awards under the Amended 2024 Plan through approximately the end of 2027 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels).
Our Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of our Company, and that incentive compensation plans like the Amended 2024 Plan are an important attraction, retention and motivation tool for participants in the Amended 2024 Plan. Our Board believes that the number of shares currently available under the 2024 Performance Incentive Plan does not give our Company sufficient authority and flexibility to adequately provide for future incentives. Our Board believes that the additional shares give our Company greater flexibility to structure future incentives and better attract, retain and award key employees.
If stockholders do not approve this Amended 2024 Plan proposal, the current share limits under the 2024 Performance Incentive Plan will continue in effect.
Summary Description of the Amended 2024 Plan
The principal terms of the Amended 2024 Plan are summarized below. The following summary is qualified in its entirety by the full text of the Amended 2024 Plan, which appears as Annex A to this Proxy Statement.

Purpose.   The purpose of the Amended 2024 Plan is to promote the success of our Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.
Administration.   Our Board or one or more committees appointed by our Board will administer the Amended 2024 Plan. Our Board has delegated general administrative authority for the Amended 2024 Plan to our compensation committee. Our Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the Amended 2024 Plan. (The appropriate acting body, be it our Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator”).
The Administrator has broad authority under the Amended 2024 Plan, including, without limitation, the authority:
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to select eligible participants and determine the type(s) of award(s) that they are to receive;

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to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

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subject to the minimum vesting requirements described below, to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

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to cancel, modify, or waive our Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

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subject to the other provisions of the Amended 2024 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

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to determine the method of payment of any purchase price for an award or shares of our Company’s common stock delivered under the Amended 2024 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of our Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

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to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where our Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

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to approve the form of any award agreements used under the Amended 2024 Plan; and

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to construe and interpret the Amended 2024 Plan, make rules for the administration of the Amended 2024 Plan, and make all other determinations for the administration of the Amended 2024 Plan.

No Repricing.   In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
Minimum Vesting Requirement.   All awards granted under the Amended 2024 Plan are subject to a minimum vesting requirement of one year and no portion of any award may vest earlier than the first anniversary of the grant date of the award. This minimum vesting requirement does not apply to 5% of the total number of shares under the Amended 2024 Plan and does not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.
Eligibility.   Persons eligible to receive awards under the Amended 2024 Plan include officers or employees of our Company or any of its subsidiaries, directors of our Company, and certain consultants and advisors to our Company or any of its subsidiaries. As of March 14, 2025, approximately 521 officers and employees of our Company and its subsidiaries (including all of our Company’s named executive officers), and each of the members of our Board who are not employed by our Company or any of its subsidiaries (“Non-Employee Directors”), were considered eligible under the Amended 2024 Plan.
Aggregate Share Limit.   The maximum number of shares of our Company’s common stock that may be issued or transferred pursuant to awards under the Amended 2024 Plan equals the sum of the following (such total number of shares, the “Share Limit”):
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4,000,000 shares, plus

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the number of shares that were available for additional award grant purposes under the 2016 Plan as of May 16, 2024, the date upon which the authority to grant new awards under such plan terminated, plus

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the number of any shares subject to stock options granted under the 2016 Plan or the 2006 Plan and outstanding as of May 16, 2024 that expire, or for any reason are cancelled or terminated, after such date without being exercised (which, for purposes of clarity, will become available for award grants under the Amended 2024 Plan on a one-for-one basis), plus

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the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2016 Plan or the 2006 Plan that were outstanding and unvested as of May 16, 2024 that are forfeited, terminated, cancelled, or otherwise reacquired after such date without having become vested (with any such shares taken into account based on the premium share-counting rule discussed below for full-value awards).

If stockholders approve the Amended 2024 Plan proposal, the maximum number of shares of our Company’s common stock that may be issued or transferred pursuant to awards under the 2024 Plan will be increased by 10,750,000 additional shares for a new Share Limit of 14,750,000.
Shares issued in respect of any “full-value award” granted under the Amended 2024 Plan will be counted against the Share Limit as 1.5 shares for every one share actually issued in connection with the award. For example, if our Company granted a bonus of 100 shares of its common stock under the Amended 2024 Plan, 150 shares would be counted against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the Amended 2024 Plan other than a stock option or stock appreciation right.
Additional Share Limits.   The following other limits are also contained in the Amended 2024 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.
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If stockholders approve this amendment to the Amended 2024 Plan, the maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 14,750,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

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The maximum number of shares subject to awards that are granted under the Amended 2024 Plan during any one calendar year to any person who, on the grant date of the award, is a Non-Employee Director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under the Amended 2024

Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director, is $400,000, provided that this limit is $600,000 as to (1) a Non-Employee Director who is serving as the independent Chair of our Board or as a lead independent director at the time the applicable grant is made or (2) any new Non-Employee Director for the calendar year in which the non-employee director is first elected or appointed to our Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the date of grant of the award determined using the equity award valuation principles applied in our Company’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of our Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.
Share-Limit Counting Rules.   The Share Limit of the Amended 2024 Plan is subject to the following rules:
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Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Amended 2024 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the Amended 2024 Plan.

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To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the Amended 2024 Plan, the total number of underlying shares subject to the Award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.)

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Shares that are exchanged by a participant or withheld by our Company as full or partial payment in connection with any award granted under the Amended 2024 Plan, as well as any shares exchanged by a participant or withheld by our Company to satisfy the tax withholding obligations related to any award granted under the Amended 2024 Plan, will be counted against the Share Limit and will not again be available for subsequent awards under the Amended 2024 Plan.

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To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the Amended 2024 Plan.

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In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when our Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares shall be counted against the Share Limit after giving effect to the “full value award” counting ratio.)

In addition, the Amended 2024 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of our Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Amended 2024 Plan. Our Company may not increase the applicable share limits of the Amended 2024 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).
Types of Awards.   The Amended 2024 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in our Company’s common stock or units of our Company’s common stock, as well as cash bonus awards. The Amended 2024 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of our Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of our Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the Amended 2024 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the Amended 2024 Plan. Incentive stock options may only be granted to employees of our Company or a subsidiary.
A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of our Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of our Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.
The other types of awards that may be granted under the Amended 2024 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.
Subject to the minimum vesting requirements described above, any awards under the Amended 2024 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.
Dividend Equivalents; Deferrals.   The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the Amended 2024 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).
Assumption and Termination of Awards.   If an event occurs in which our Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of our Company, awards then-outstanding under the Amended 2024 Plan will not automatically become fully vested pursuant to the provisions of the Amended 2024 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the Amended 2024 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Amended 2024 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the named executive officers in connection with a termination of employment and/or a change in control of our Company, please see the “Potential Payments Upon Change in Control and Termination” below in this Proxy Statement.
Transfer Restrictions.   Subject to certain exceptions contained in Section 5.6 of the Amended 2024 Plan, awards under the Amended 2024 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).
Adjustments.   As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Amended 2024 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to our stockholders.
No Limit on Other Authority.   Except as expressly provided with respect to the termination of the authority to grant new awards under the 2016 Plan if stockholders approve the Amended 2024 Plan, the Amended 2024 Plan does not limit the authority of our Board or any committee to grant awards or authorize any other compensation, with or without reference to our Company’s common stock, under any other plan or authority.
Termination of or Changes to the Amended 2024 Plan.   Our Board may amend or terminate the Amended 2024 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by our Board. Unless terminated earlier by our Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the Amended 2024 Plan will terminate on March 26, 2034. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
U.S. Federal Income Tax Consequences of Awards under the Amended 2024 Plan
The U.S. federal income tax consequences of the Amended 2024 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Amended 2024 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, our Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, our Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the Amended 2024 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, our Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the Amended 2024 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), our Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by our Company in certain circumstances.

Specific Benefits under the 2024 Performance Incentive Plan
Our Company has not approved any awards that are conditioned upon stockholder approval of this amendment to the Amended 2024 Plan. Our Company is not currently considering any other specific award grants under the Amended 2024 Plan, other than the annual grants of stock options and restricted stock units to our Non-Employee Directors described in this Proxy Statement. For information regarding stock-based awards granted to our Company’s named executive officers and Non-Employee Directors during fiscal 2024, see the material under the heading “Executive Compensation” and “Director Compensation” below.
The following paragraphs include additional information to help you assess the potential dilutive impact of our Company’s equity awards and the Amended 2024 Plan.
Our Company’s Employee Stock Purchase Plan generally provides for broad-based participation by employees of our Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of our Company’s common stock at a discount. The discussion that follows in this “Specific Benefits” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under our Company’s Employee Stock Purchase Plan.
“Overhang” refers to the number of shares of our Company’s common stock that are subject to outstanding awards or remain available for new award grants. “Burn rate” refers to the number of shares of our Company’s common stock subject to awards that our Company grants over a particular period of time. The following paragraphs include additional information, including regarding overhang and burn rate, to help stockholders assess the potential dilutive impact of our Company’s equity awards and the proposed amendment to the 2024 Plan.
The following table shows the total number of shares of our Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2024 Plan and the 2016 Plan, that were subject to outstanding stock options granted under the 2024 Plan, the 2016 Plan or the 2006 Plan and that were then available for new award grants under the 2024 Plan as of December 31, 2024 and as of March 14, 2025. (In this amendment to the 2024 Plan, the number of shares of our Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of our Company’s common stock covered by those awards and before applying the provisions of Amended 2024 Plan for counting these awards against the plan’s share limit as 1.5 for every share actually issued pursuant to the award. For awards subject to performance-based vesting requirements, the number of shares presented is based on the maximum level of performance.)
	As of December 31, 2024	As of March 14, 2025
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards)	1,928,600	3,690,680
Shares subject to outstanding performance-based vesting restricted stock and restricted stock unit awards	—	748,125
Shares subject to outstanding stock options (excluding performance-based vesting options)	14,915,612	14,373,554
Shares subject to outstanding performance-based vesting options	5,240,000	5,190,000
Shares available for new award grants	5,070,074	893,515
As of December 31, 2024, a total of 22,084,212 shares of our Company’s common stock were subject to all outstanding awards granted under our Company’s equity compensation plans (including the shares then subject to outstanding awards under the 2024 Plan, the 2016 Plan and the 2006 Plan, as well as outstanding awards assumed by our Company in connection with acquisitions, but exclusive of shares that employees may purchase under the Employee Stock Purchase Plan), of which 1,928,600 shares were then subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards),

14,915,612 shares were then subject to outstanding stock options (excluding performance-based vesting options), and 5,240,000 shares were then subject to outstanding performance-based vesting options. As of March 14, 2025, a total of 24,002,359 shares of our Company’s common stock were subject to all outstanding awards granted under our Company’s equity compensation plans (including the shares then subject to outstanding awards under the 2024 Plan, the 2016 Plan and the 2006 Plan, as well as outstanding awards assumed by our Company in connection with acquisitions, but exclusive of shares that employees may purchase under the Employee Stock Purchase Plan), of which 3,690,680 shares were then subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 748,125 shares were then subject to outstanding performance-based vesting restricted stock unit awards, 14,373,554 shares were then subject to outstanding stock options (excluding performance-based vesting options), and 5,190,000 shares were then subject to outstanding performance-based vesting options.
The weighted-average number of shares of our Company’s common stock issued and outstanding in each of the last three fiscal years was 222,414,790 shares issued and outstanding in 2022; 222,904,785 shares issued and outstanding in 2023; and 223,346,127 shares issued and outstanding in 2024. The number of shares of our Company’s common stock issued and outstanding as of December 31, 2024 and March 14, 2025 was 223,456,994 and 223,963,626 shares, respectively.
The total number of shares of our Company’s common stock subject to awards that our Company granted under the 2024 Plan and 2016 Plan in each of the last three fiscal years, and to date (as of March 14, 2025) for 2025, are as follows:
•
763,386 shares in 2022 (which was 0.34% of the weighted-average number of shares of our Company’s common stock issued and outstanding in 2022), of which 31,650 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 731,736 shares were subject to stock options (excluding performance-based vesting options);

•
3,159,963 shares in 2023 (which was 1.42% of the weighted-average number of shares of our Company’s common stock issued and outstanding in 2023), of which 129,524 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 3,030,439 shares were subject to stock options (excluding performance-based vesting options);

•
5,106,434 shares in 2024 (which was 2.29% of the weighted-average number of shares of our Company’s common stock issued and outstanding in 2024), of which 1,889,502 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 3,216,932 shares were subject to stock options (excluding performance-based vesting options);

•
3,160,625 shares in 2025 through March 14, 2025 (which was 1.41% of the number of shares of our Company’s common stock issued and outstanding on March 14, 2025), of which 2,412,500 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 748,125 shares were subject to performance-based vesting restricted stock unit awards, and zero shares were subject to stock options (excluding performance-based vesting options).

Thus, the total number of shares of our Company’s common stock subject to awards granted under the 2024 Plan and 2016 Plan per year over the last three fiscal years (2022, 2023 and 2024) has been, on average, 1.35% of the weighted-average number of shares of our Company’s common stock issued and outstanding for the corresponding year, and this percentage is consistent with our Company’s 2025 awards under the 2024 Plan through March 14, 2025 (which, as noted above, cover 1.41% of the number of shares of our Company’s common stock issued and outstanding shares on March 14, 2025. Performance-based vesting awards have been included above in the year in which the award was granted. The actual number of shares subject to performance-based stock options that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 410,000 in 2022, zero in 2023, and zero in 2024, and zero (as of March 14, 2025) in 2025.
The total number of shares of our common stock that were subject to awards granted under the 2024 Plan, the 2016 Plan, and the 2006 Plan that terminated or expired, and thus became available for new award grants under the 2024 Plan or the 2016 Plan, as applicable, in each of the last three fiscal years, and to date (as of March 14, 2025) in 2025, are as follows: 2,071,522 in 2022, 569,096 in 2023, 864,115 in 2024, and 564,378 in

2025. Shares subject to the 2024 Plan, the 2016 Plan, and the 2006 Plan awards that terminated or expired and became available for new award grants under the 2024 Plan or the 2016 Plan, as applicable, have been included when information is presented in this amendment to the 2024 Plan on the number of shares available for new award grants under each such plan.
Our compensation committee anticipates that the 10,750,000 additional shares requested for the Amended 2024 Plan (together with the 4,000,000 shares available for new award grants under the Amended 2024 Plan, the shares available for new award grants under the 2016 Plan as of May 16, 2024 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide our Company with flexibility to continue to grant equity awards under the Amended 2024 Plan through approximately the end of 2027 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in our Company’s judgment, based on current circumstances. The total number of shares that are subject to our Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of our Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards our Company grants, and how our Company chooses to balance total compensation between cash and equity-based awards.
The closing market price for a share of our Company’s common stock as of March 14, 2025 was $1.76 per share.
Aggregate Past Grants Under the 2024 Performance Incentive Plan
As of March 14, 2025, 24,002,359 shares (stock options, restricted stock units, and performance-based vesting awards) were subject to outstanding awards, of which 3,493,973 shares of our Company’s common stock had been granted under the 2024 Performance Incentive Plan. (This number of shares includes all shares subject to awards before giving effect to forfeitures and performance-based awards measured at the targeted level of performance.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock units vesting prior to and option and unvested restricted stock units holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK / RESTRICTED STOCK UNITS			PERFORMANCE-BASED VESTING AWARDS
Name and Position	Number of Options Subject to Past Grants	Number of Shares Acquired on Exercise	Number of Underlying Options as of March 14, 2025		Number of Shares/Units Subject to Past Grants	Number of Shares/Units Vested as of March 14, 2025	Number of Shares/Units Outstanding and unvested as of March 14, 2025	Number of Shares/Units Subject to Past Grants	Number of Shares/Units Vested as of March 14, 2025	Number of Shares/Units Outstanding and unvested as of March 14, 2025
			Exercisable	Unexercisable
Named Executive Officers:
Andrew J. Littlefair	—	—	—	—	212,500	—	212,500	282,625	—	282,625
Robert M. Vreeland	—	—	—	—	200,000	—	200,000	133,000	—	133,000
Barclay F. Corbus	—	—	—	—	200,000	—	200,000	133,000	—	133,000
Total for All Current Executive officers (3 persons, including the Named Executive Officers):	—	—	—	—	612,500	—	612,500	548,625	—	548,625
Non-Executive Director Group:
Lizabeth Ardisana	32,608	—	—	32,608	22,900	—	22,900	—	—	—
Karine Boissy-Rousseau	—	—	—	—	—	—	—	—	—	—
Patrick J. Ford	32,608	—	—	32,608	22,900	—	22,900	—	—	—
James C. Miller III	32,608	—	—	32,608	22,900	—	22,900	—	—	—
Stephen A. Scully	32,608	—	—	32,608	22,900	—	22,900	—	—	—
Kenneth M. Socha	32,608	—	—	32,608	22,900	—	22,900	—	—	—
Mathieu Soulas	—	—	—	—	—	—	—	—	—	—
Vincent C. Taormina	32,608	—	—	32,608	22,900	—	22,900	—	—	—
Total for Non-Executive Director Group (6 persons):	195,648	—	—	195,648	137,400	—	137,400	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group:	—	—	—	—	1,800,300	—	1,800,300	199,500	—	199,500
Total Outstanding:	195,648	—	—	195,648	2,550,200	—	2,550,200	748,125	—	748,125
Vote Required for Approval of the Amended and Restated 2024 Performance Incentive Plan
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this Proposal 4. Abstentions and broker non-votes are not treated as votes cast and will not be counted in determining the outcome of this Proposal 4.
Our Board believes that the amendment to the 2024 Plan will promote the interests of our Company and its stockholders and will help our Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.
All members of our Board and all of our Company’s executive officers are eligible for awards under the Amended 2024 Plan and thus have a personal interest in the approval of the Amended 2024 Plan.
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2024 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN ANNEX A HERETO.

CORPORATE GOVERNANCE
Board and Committee Composition
The following sets forth certain key features of the composition of our Board and its standing committees:
Board Committees
	Board of Directors	Audit(1)	Compensation(1)	Nominating and Corporate Governance
Directors:
Andrew J. Littlefair
Stephen A. Scully (Chairman of the Board)	I	√
Lizabeth Ardisana	I		C	√
Karine Boissy-Rousseau
Patrick J. Ford	I	F
James C. Miller III(2)	I	C; F
Kenneth M. Socha(2)	I		√	√
Mathieu Soulas
Vincent C. Taormina	I	√	√	C
Observer:
Anne de Peyrelongue(3)		O
Meetings:
Held in 2024(4)	4(5)	4	4	2

I
Determined by our Board to be an independent director, within the meaning of applicable rules of Nasdaq.

C
Committee Chair.

F
Financial expert, as defined in the rules of Nasdaq and the SEC.

O
Observer.

√
Committee member.

(1)
Our Board has determined that each member of our audit and compensation committees satisfies the enhanced independence standards applicable to members of such a committee under, and, with respect to our compensation committee, considering the factors set forth in Nasdaq and SEC rules. In addition, our Board has determined that each member of our audit committee has sufficient knowledge in reading and understanding our Company’s financial statements to serve on such committee, and each member of our compensation committee is a non-employee director as defined in Rule 16b-3 under the Exchange Act and an outside director as defined in Section 162(m) of the Code.

(2)
Mr. Miller and Mr. Socha have not been nominated for re-election at the Annual Meeting and will no longer serve on our Board following the Annual Meeting.

(3)
Ms. de Peyrelongue, the Senior Vice President Corporate Affairs and Americas at TMS, was appointed as an observer of our audit committee in September 2021 pursuant to TMS’ director and observer designation rights, described under “Certain Relationships and Related Party Transactions” below.

(4)
Each director attended at least 75% of the total number of meetings of our Board and the applicable committees on which each he or she served that were held in 2024.

(5)
Our Board typically holds at least two executive sessions each year and held two such executive sessions in 2024.

Board Committees
We have established the following standing committees: an audit committee, compensation committee, and nominating and corporate governance committee. Our Board also creates committees from time to time to oversee financing transactions or other significant corporate matters. Our Board and standing committees meet as frequently as necessary in order to properly discharge their responsibilities. Each of our Board committees has the responsibilities described below. Copies of the current charters of our audit committee, compensation committee, and nominating and corporate governance committee, as adopted by our Board, are accessible on our website at
https://investors.cleanenergyfuels.com/corporate-governance/governance-documents.
Audit Committee
We believe the functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and with all applicable Nasdaq and SEC rules. The functions of this committee include:
•
Appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•
Preapproving the provision of all audit services and permitted non-audit and tax services by the independent registered public accounting firm;

•
Reviewing and discussing with the independent registered public accounting firm the report by the independent registered public accounting firm concerning all critical accounting policies and practices used, alternative treatments of financial information within GAAP that have been discussed with management, and any other material written communications between the independent registered public accounting firm and management;

•
Reviewing and discussing with management and the independent registered public accounting firm any matters arising from the audit of our Company’s financial statements that are expected to constitute “critical audit matters” as defined by applicable PCAOB auditing standards;

•
Assessing the independence of our independent registered public accounting firm;

•
Discussing our annual audited and quarterly financial statements and the conduct of each audit with management, our internal finance department and our independent registered public accounting firm;

•
Overseeing management of risks and the security of our information technology and cybersecurity systems and procedures;

•
Establishing procedures for employees to anonymously submit concerns regarding accounting or auditing matters;

•
Reviewing periodically with our independent registered public accounting firm and with management our financial reporting processes and internal controls;

•
Reviewing and discussing with management, the internal finance staff and the independent registered public accounting firm our Company’s financial statements to be included in our Company’s Annual Report on Form 10-K and any other annual report to stockholders, and, based on such review, recommending to our Board that the financial statements be so included;

•
Producing our audit committee report required by Item 407(d) of Regulation S-K for inclusion in this Proxy Statement;

•
Discussing our policies with respect to risk assessment and risk management; and

•
Reviewing, overseeing and approving all related-party transactions (as such term is defined in applicable SEC rules).

Compensation Committee
We believe the functioning of our compensation committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:
•
Reviewing and approving annual base salaries and incentive opportunities of our executive officers and the compensation philosophy and objectives for our executive officers;

•
Reviewing and approving all of our compensation plans, policies and programs as they affect our executive officers, including incentive awards and opportunities, employment agreements and severance arrangements, change-in-control agreements and provisions affecting compensation and benefits and any special or supplemental compensation and benefits;

•
Administering our equity incentive plans and employee stock purchase plans;

•
Retaining and assessing the independence of any compensation consultants or advisors;

•
Reviewing and approving the fees and other compensation paid to our non-employee directors;

•
Overseeing our clawback policies and the stock ownership guidelines applicable to our executive officers and non-employee directors, and reviewing and recommending changes to these policies and guidelines as appropriate;

•
Reviewing and discussing with management the Compensation Discussion and Analysis required to be included in this Proxy Statement and the Annual Report on Form 10-K, and, based on such review, recommending to our Board that the Compensation Discussion and Analysis be so included;

•
Producing the compensation committee report for inclusion in this Proxy Statement in compliance with the rules and regulations promulgated by the SEC;

•
Monitoring our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits;

•
Overseeing our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters;

•
Making reports to our Board on compensation of the executive officers and actions of the committee; and

•
Overseeing the management of risks related to our compensation practices and policies.

Nominating and Corporate Governance Committee
We believe the functioning of our nominating and corporate governance committee complies with all applicable Nasdaq and SEC rules. The functions of this committee include:
•
Developing and recommending to our Board criteria to be used in screening and evaluating potential director candidates;

•
Reviewing, evaluating and recommending to our Board qualified director candidates;

•
Establishing and overseeing a policy for considering stockholder nominees for director, and evaluating any such nominees;

•
Monitoring and reviewing any issues regarding director independence or involving potential conflicts of interest;

•
Reviewing and making recommendations about our Board leadership structure and any changes to the charters of our standing committees after consultation with the respective committee chairs;

•
Ensuring that continuing education is available for directors, at our Company’s cost;

•
Developing and recommending to our Board corporate governance guidelines and a code of ethics and reviewing and recommending changes to these documents as appropriate;

•
Overseeing management of risks related to Board processes and composition, including director independence, and corporate governance matter; and

•
Recommending to our Board from time to time other compliance policies and guidelines as appropriate or necessary to ensure compliance with applicable securities laws or regulations or securities listing requirements.

Board Leadership Structure
Our Board has determined that our current structure of separating the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and our stockholders. Mr. Scully has served as Chairman of the Board since January 2018; and Mr. Littlefair has been the Chief Executive Officer of our Company since June 2001. As Chairman of the Board, Mr. Scully focuses on organizing Board activities to enable our Board to effectively provide guidance to and oversight (including risk oversight) and accountability of management. The Chairman of the Board, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of our Board, provides the Chief Executive Officer ongoing direction regarding Board needs, interests and opinions, and ensures our Board agenda is appropriately directed toward matters significant to our Company. Separating the roles of Chairman of the Board and Chief Executive Officer allows Mr. Littlefair, as Chief Executive Officer, to focus on managing the day-to-day direction and implementing the long-term strategic goals of our Company.
The functions of our Board are carried out by the full Board and, when delegated, by our Board’s committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.
Board Role in Risk Oversight
Risk is inherent in every business. We face a number of risks, including business, operational, strategic, competitive, financial, political, legislative, environmental, safety and regulatory risks, as well as risks related to compensation, cybersecurity threats or incidents, artificial intelligence, capital expenditures, derivative transactions, commodity-based exposures, acquisitions or other strategic transactions and financing and other liquidity matters. In general, our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, is responsible for the oversight of risk management.
In its risk oversight role, our Board and each of its committees regularly review and discuss, internally and with management, the material short-, intermediate-, and long-term risks confronting our business, based on reports prepared and delivered by management and outside advisors that address these risks and other information deemed relevant. Our Board also monitors our risk management and corporate governance policies, including the day-to-day risk management processes designed and implemented by management, and generally evaluates how management operates our Company with respect to risk exposures. These risks and risk management policies are also reviewed and analyzed in depth by our Board at an annual strategic planning session with members of senior management. Due to the dynamic nature of risk and the business environment generally, management regularly updates our Board on key enterprise risks. Board and committee agendas and meeting materials are updated throughout the year so that emerging enterprise risks may be reviewed and discussed at relevant times. We believe this process facilitates our Board’s ability to fulfill its oversight responsibilities of our Company’s risks in a timely and effective manner. Our Board considers the risks and vulnerabilities we face when granting authority to management and approving business strategies and particular transactions.
Our Board performs its risk oversight function in part through its committees, which are comprised solely of independent directors. Each Board committee’s risk oversight role is as follows:
•
Our audit committee oversees management of risks related to our financial reporting, disclosure processes and accounting policies, and information technology and cybersecurity, as well as any related party or conflict-of-interest transactions;

•
Our compensation committee oversees management of risks related to our compensation practices and policies; and

•
Our nominating and corporate governance committee oversees management of risks related to Board processes and composition, including director independence, and corporate governance matters.

Code of Ethics
We have adopted a written code of ethics applicable to our directors, officers and other employees, including our principal executive, financial and accounting officers and controller or persons performing similar functions. This code of ethics establishes policies to promote honest and ethical conduct and is designed to comply with applicable Nasdaq and SEC rules. Our nominating and corporate governance committee reviews our code of ethics periodically and may propose or adopt additions or amendments that it determines are required or appropriate.
Our code of ethics is accessible on our website at https://investors.cleanenergyfuels.com/corporate-governance/governance-documents. We expect that any amendments to or waivers from certain provisions of our code of ethics applicable to any principal executive, financial or accounting officer or controller or persons performing similar functions will be disclosed on our website to the extent required by applicable Nasdaq or SEC rules.
Insider Trading Policy
We have adopted an insider trading policy (our “Insider Trading Policy”) that governs, among other things, purchases, sales, and/or other dispositions involving our securities by our directors, officers and employees. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, regulations, and applicable Nasdaq listing standards. Our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Because our insider trading policies and procedures are designed to address transactions in our Company’s securities by our directors, officers, and employees, we do not have formal insider trading policies or procedures that govern our purchase of our Company’s securities.
Corporate Governance Guidelines
We have adopted written corporate governance guidelines that set forth standards for director qualifications and responsibilities, Board committees, Board leadership structure, director compensation, director orientation and continuing education, management succession, Board self-evaluations, Board oversight of our Company’s strategic planning, and director and officer stock ownership, among other things. Our nominating and corporate governance committee reviews our corporate governance guidelines periodically and may from time to time propose or adopt additions or amendments it determines are required or appropriate. Our corporate governance guidelines are accessible on our website at
http://investors.cleanenergyfuels.com/corporate-governance/governance-documents.
Board Evaluations
At least annually, our Board and each of our standing committees conduct an evaluation of our Board and each of our directors. As part of this evaluation, our Board considers the areas in which our Board believes it could improve or be more effective. Each of our committees also conducts an evaluation of itself at least annually.
Management Succession
Our Board works with our nominating and corporate governance committee to evaluate potential successors to our Chief Executive Officer and to ensure that a Chief Executive Officer succession plan is in place. Our Chief Executive Officer also makes available his recommendations and evaluations of potential successors, as well as reviews any development plans recommended for such individuals.
Stockholder Communications with our Board
We have adopted a formal process by which stockholders and interested parties may communicate with our Board, which is accessible on our website at
https://investors.cleanenergyfuels.com/corporate-governance/contact-the-board. This centralized process assists our Board in reviewing and responding to communications from stockholders and other interested parties in an appropriate manner. Communications to our Board must be in writing and mailed to our Corporate Secretary at the address of our principal executive offices. The communication can be addressed to one or more individual directors or to our Board as a group, and the name of any specific intended recipient(s) should be noted in the communication. Communications submitted by postal mail may be anonymous. Our Corporate Secretary typically reviews all such communications and will forward them to our Board or any identified individual director(s), unless any such communication is deemed to be, in our Corporate Secretary’s discretion, unrelated to the duties and responsibilities of our Board or unduly hostile, threatening, illegal or similarly unsuitable for Board consideration.
Director Nomination Process
Our Board, as a whole and through our nominating and corporate governance committee, is responsible for identifying, evaluating and recommending nominees to serve as directors of our Company.
Identifying and Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for identifying individuals qualified to become members of our Board and recommending these candidates to our Board for nomination or appointment. Our nominating and corporate governance committee may utilize a variety of methods to identify potential director candidates. For example, candidates may come to the attention of our nominating and corporate governance committee through current members of our Board, executive officers, professional search firms, stockholders or others. These candidates may be evaluated and considered by our nominating and corporate governance committee at any point during the year, including in connection with each annual meeting of our stockholders. For each such annual meeting, our nominating and corporate governance committee recommends to our Board certain director nominees to stand for election at the annual meeting based on the committee’s evaluation of all potential director candidates, including incumbent directors. Our Board then selects director nominees based on its determination, relying on the recommendation of and other information provided by our nominating and corporate governance committee as it deems appropriate, of the suitability of each potential director candidate to serve as a director of our Company.
Stockholder Recommendations of Director Candidates
In accordance with its charter, our nominating and corporate governance committee is responsible for considering and evaluating properly submitted stockholder recommendations of candidates for Board membership. Any such recommendation of director candidates for nomination by our Board in connection with our next annual meeting of stockholders should be made in writing and delivered or mailed to our Corporate Secretary at the address of our principal executive offices, and should include the name, address and a current resume of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee, and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the proposed director candidate. We may also request that any proposed director candidate and any stockholder proposing a director candidate furnish us with such other information as may reasonably be required for our nominating and corporate governance committee to determine the eligibility of such proposed director candidate to serve as a director of our Company.
All properly submitted stockholder recommendations will be aggregated together and with any other director candidates proposed by other sources, for consideration and evaluation by our nominating and corporate governance committee and will receive the same consideration by our nominating and corporate governance committee as is received by any other director candidate. In evaluating all director candidates, our nominating and corporate governance committee will consider, among other things, the director qualifications set forth in our corporate governance guidelines, as described in “Proposal 1: Election of Directors” above. Any stockholder-recommended director candidate that is selected by our nominating and corporate governance committee would be recommended by the committee as a director nominee to our Board, which would then consider and evaluate the candidate in the same manner and based on the same criteria and qualifications as other prospective director candidates. If approved by our Board, the stockholder-recommended candidate would be appointed as a director to a vacant seat on our Board or included in our Board’s slate of director nominees to stand for election at our next annual meeting of stockholders.
Stockholder Nominations of Directors
A stockholder who wishes to nominate a director must comply with all applicable requirements set forth in our amended and restated bylaws. In accordance with these requirements, any stockholder nomination of a director must be made in writing and delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices within a specified time period before the annual meeting of stockholders at which the director nominee is to be up for election. See “Stockholder Proposals for 2026 Annual Meeting” below for information about these time periods in connection with our 2026 annual meeting of stockholders. Any such recommendation must include the following information:
•
as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•
the name, age, business address and residence address of such person;

•
the principal occupation or employment of such person;

•
the class and number of shares of our capital stock that are beneficially owned by such person;

•
a description of all arrangements or understandings between the stockholder and such person and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•
any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the Proxy Statement, if any, as a nominee and to serving as a director if elected);

•
as to the stockholder making the recommendation, the name and address of record of the stockholder, the class and number of shares of ours capital stock that are beneficially owned by the stockholder, any material interest of the stockholder in the nomination and any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in connection with such stockholder’s recommendation of a director candidate; and

•
as to the stockholder making the recommendation and any Stockholder Associated Person (as defined below) or any member of such stockholder’s immediate family sharing the same household, (1) whether and the extent to which any Relevant Hedge Transaction (as defined below) has been entered into by or on behalf of any such person, (2) whether and the extent to which any such person has direct or indirect beneficial ownership of any Derivative Instrument (as defined below), (3) any rights to dividends on our shares owned beneficially by any such person that are separated or separable from the underlying shares, (4) any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any such person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (5) any performance-related fees (other than an asset-based fee) to which any such person is entitled based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of the recommendation (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), where, for purposes of these requirements, the following terms have the following meanings:

•
A “Stockholder Associated Person” of any stockholder is (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•
A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, any person with respect to any share of our stock; and

•
A “Derivative Instrument” is any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Sustainability
Our vision is to deliver renewable transportation fuel for a cleaner, safer, more equitable tomorrow. We launched our strategy and goals to drive progress across three pillars: fueling the transition to renewable energy in transportation, building the workforce for the future of renewable energy, and advancing smart policies that drive the transformation to renewable fuels.
In 2024, we continued to focus on building trusted partnerships with our stakeholders to help achieve progress towards our goals, as well as on improving our operations to align with our sustainability goals. We recognize that our environmental impact includes more than our products and that we must foster a culture of sustainability in everything we do. Each of the three pillars of our sustainability strategy incorporates parts of our own business operations, to ensure that our advocacy and external progress in sustainability is aligned with our internal operations. In November 2024, we published a sustainability report that is posted on our website at https://www.cleanenergyfuels.com/sustainability, which highlights the efforts of different teams across the organization and provides information on our performance on material sustainability issues.

INFORMATION ABOUT EXECUTIVE OFFICERS
The names of our executive officers, their ages as of the date of this Proxy Statement, their current positions and offices with our Company and, for executive officers who are not also members of our Board, other information about their backgrounds are shown below. The biographical information for Mr. Littlefair, our President, Chief Executive Officer and Director is described above, under the section “Election of Directors.” We have entered into employment agreements with each of our executive officers, which are described under “Compensation Discussion and Analysis — Employment Agreements” below, that establish, among other things, each executive officer’s term of office. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which such individual was or is selected as an officer of our Company.
Name	Age	Position(s) and Office(s)
Andrew J. Littlefair	64	President, Chief Executive Officer and Director
Robert M. Vreeland	64	Chief Financial Officer
Barclay F. Corbus	58	Senior Vice President, Strategic Development and Head of Renewable Fuels
Robert M. Vreeland has served as our Chief Financial Officer since October 2014. From 2012 to 2014, Mr. Vreeland served as our Vice President, Finance and Accounting. Prior to joining our Company, Mr. Vreeland was managing member at RV CPA Services, PLLC, a provider of accounting services. From 1997 to 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, an electronic payment and digital transactions service provider, including Interim Chief Financial Officer, Senior Vice President and Corporate Controller, Senior Vice President, Operations, and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, Mr. Vreeland spent 12 years at Coopers & Lybrand, an accounting firm that later merged to become PricewaterhouseCoopers. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.
Barclay F. Corbus has served as our Senior Vice President, Strategic Development and Head of Renewable Fuels since December 2021. Prior to that, Mr. Corbus served as our Senior Vice President, Strategic Development from September 2007 to December 2021. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed our initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, Mr. Corbus served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus serves as a director of Beyond, Inc., a publicly traded company, and is a Trustee of the College of the Atlantic. He has previously served on the boards of Alaska Energy and Resources Co, WR Hambrecht + Co., Niman Ranch, and Goodwill of San Francisco. Mr. Corbus earned an A.B. from Dartmouth College and an M.B.A. from Columbia Business School.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis describes the material features of the compensation awarded to, earned by, or paid to our principal executive officer (Andrew J. Littlefair, our President and Chief Executive Officer), our principal financial officer (Robert M. Vreeland, our Chief Financial Officer) in 2024, and Barclay F. Corbus (SVP, Strategic Development and Head of Renewable Fuels), the only individuals who served as executive officers at the end of 2024 or at any time during the 2024 calendar year. Messrs. Littlefair, Vreeland, and Corbus are collectively referred to in this proxy statement as our “named executive officers”. This analysis also discusses our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices for administering such programs.
Business
We are a leading renewable energy company focused on the procurement and distribution of renewable natural gas (“RNG”) and conventional natural gas, in the form of compressed natural gas (“CNG”) and liquefied natural gas (“LNG”), for the United States (“U.S.”) and Canadian transportation markets. RNG, which is delivered as either CNG or LNG, is created by the recovery and processing of naturally occurring, environmentally detrimental waste methane (“biogas”) from non-fossil fuel sources — such as dairy and other livestock waste and landfills — for beneficial use as a replacement for fossil-based transportation fuels. Methane is one of the most potent climate-harming greenhouse gases (“GHG”) with a comparative impact on global warming that is about 25 times more powerful than that of carbon dioxide. We are focused on developing, owning, and operating dairy and other livestock waste RNG projects and supplying RNG to our customers in the heavy and medium-duty commercial transportation sectors. We have participated in the alternative vehicle fuels industry for over 20 years. We believe we are in a unique position because valuable Environmental Credits (as defined below) are generated by the party that dispenses RNG into vehicle fuel tanks, and we believe we have access to more dispensers than any other market participant.
We believe we were the first organization to supply RNG for vehicle fuel use in the U.S., and sales of our RNG for such purpose have increased from 13.0 million gasoline gallon equivalents (“GGEs”) in 2013 to 236.7 million GGEs in 2024. We calculate one GGE to equal 125,000 British Thermal Units (“BTUs”) and, as such, one million BTUs (“MMBTU”) equals eight GGEs. We are North America’s leading provider of the cleanest fuel for the commercial transportation market, based on both the number of stations we operate and the amount of GGEs sold of RNG, CNG and LNG, which amounted to a total of 477.9 million GGEs in 2024. With our Company’s focus on RNG, our sales of RNG have grown from 12% of our vehicle fuel sales in 2013 to 89% of our vehicle fuel sales in 2024 (excluding GGEs from O&M services sales and non-vehicle sales as defined below). We believe that during 2024 we provided 50% and 39% of the RNG used for transportation fuel in California and the U.S. each, respectively.
As a comprehensive clean energy solutions provider, we also design and build, as well as operate and maintain (“O&M”) public and private vehicle fueling stations in the U.S. and Canada; sell and service compressors and other equipment used in RNG production and at fueling stations; transport and sell RNG and conventional natural gas via “virtual” natural gas pipelines and interconnects; sell U.S. federal, state and local government credits (collectively, “Environmental Credits”) we generate by selling RNG as a vehicle fuel, including Renewable Identification Numbers (“RIN Credits” or “RINs”) under the federal Renewable Fuel Standard Phase 2 and credits under the California, Oregon, and Washington Low Carbon Fuel Standards (collectively, “LCFS Credits”); and obtain federal, state and local tax credits, grants and incentives. We serve fleet vehicle operators in a variety of markets, including heavy-duty trucking, airports, refuse, public transit, industrial and institutional energy users, and government fleets. We believe these fleet markets will continue to present a growth opportunity for our vehicle fuels for the foreseeable future.

Key 2024 Pay Decisions
Key pay decisions for 2024 include the following:
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Base salaries:   For 2024, our compensation committee approved an approximately 11% increase to base salary for Mr. Littlefair which represented a return to prior pay levels from 2015 (at which point he voluntarily reduced his pay and did not receive an increase until 2024), and a 7% base salary increase for both of Mr. Vreeland and Mr. Corbus in connection with annual merit increases that promote retention.

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Performance-based cash bonuses:   Based on our performance results achieved for 2024, our compensation committee awarded cash incentives under our 2024 performance-based cash incentive plan to our named executive officers below each executive’s target incentive.

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Equity awards:   In 2024 our compensation committee granted equity awards in the form of stock options and RSUs to the named executive officers in the first quarter of the calendar year. Awards are of similar size to grants made in 2023 to executives and align with historical practice of granting equity to executives annually.

Compensation Program Objectives and Philosophy
Our compensation committee oversees the design and administration of our executive compensation program. The primary objectives of our executive officer compensation program are to attract, retain and motivate talented and dedicated executive officers; to reward individual performance and achievement of key corporate objectives, including the objectives set forth in our annual strategic plan, without promoting excessive or unnecessary risk-taking; to align the interests of our executive officers with those of our stockholders; and to provide compensation that we believe is fair in light of an executive officer’s experience, responsibilities, performance and tenure with our Company and in relation to the compensation provided to other executives of our Company and comparable executives at certain peer companies.
To achieve these objectives, we maintain an executive compensation program that includes the following components: base salary, cash incentives, equity incentives, change in control and post-termination severance compensation, and other benefits. The compensation program also places a strong emphasis on pay-for- performance, as a significant portion of executive compensation must be earned through the annual cash bonus opportunity, and our equity incentives have high upside upon achieving share price appreciation. Our compensation committee developed our executive compensation program by drawing on its experience and judgment in establishing programs it believes are appropriately rewarding and responsible for a growth company in a developing industry. Our compensation committee reviews and evaluates our executive compensation program, including its objectives and the forms of compensation used to achieve these objectives, on at least an annual basis, and adjusts the program as it deems appropriate and considers factors relevant in establishing appropriate levels and mix of compensation for our executive officers.
In 2024, our compensation committee engaged directly with stockholders to garner specific feedback on the program and the overall compensation philosophy to help ensure program alignment with stockholder preferences. Our Company received valuable feedback from stockholders on potential enhancements to align pay more directly with performance, which has led to certain changes to go-forward compensation programs as outlined further below.
Process for Determining Executive Compensation
Our Compensation Committee’s Role
Our compensation committee’s general practice is to establish the annual compensation mix and levels for each of our executive officers at the beginning of each fiscal year, typically in our first quarter in connection with annual performance reviews. Performing this process after the end of the prior year allows our compensation committee to incorporate into its analysis information on our Company’s and each individual’s performance during the prior year and to assess each executive officer’s overall contributions to our Company.
Our compensation committee then compiles this information to establish annual base compensation and performance-related targets and to adjust long-term incentives as appropriate. In 2024, our compensation committee granted a mix of stock options and RSUs to executives in the first quarter of the calendar year.

Management’s Role
In determining the mix and level of compensation components for our named executive officers, Mr. Littlefair, our President and Chief Executive Officer, typically makes recommendations to our compensation committee regarding appropriate pay. After reviewing Mr. Littlefair’s recommendations, our compensation committee makes the final determination regarding compensation mix and levels for each of our named executive officers. Although Mr. Littlefair submits recommendations to our compensation committee regarding his own proposed compensation, which the committee takes under advisement, Mr. Littlefair does not participate in our compensation committee’s deliberations regarding his own compensation. Additionally, the financial performance criteria of our annual incentive plan are prepared by our Chief Financial Officer based on our annual budget, and the strategic initiatives are developed by our Chief Executive Officer, with the plan design and targets ultimately being approved by our compensation committee.
Mr. Littlefair’s recommendations and our compensation committee’s decisions regarding the mix and level of compensation components for each of our named executive officers are based on a number of factors, including, among others, the individual’s performance and contribution to our strategic plan and other business objectives; our Company’s overall performance in light of business and industry conditions; general industry trends and market reference points; the level of the individual’s responsibility; the seniority of the individual; the individual’s long-term commitment to our Company; the available pool of individuals with similar skills; retention risk for the individual; principles of pay equity and relative pay (we generally believe that executives with comparable experience, levels of responsibility and performance deserve comparable compensation, and that more experienced executives with a greater degree of responsibility and higher performance levels deserve higher levels of compensation on a relative basis); the role of each compensation component in achieving the objectives of our executive compensation program; and our compensation committee’s business judgment and experience.
Compensation Consultant
Our compensation committee has the authority to engage the services of compensation consultants or other experts or advisors as it deems appropriate in fulfilling its responsibilities and has retained the services of Semler Brossy. Our compensation committee has the sole authority to approve the terms of this engagement, and Semler Brossy reports to our compensation committee only under this engagement and does not provide any additional services to us other than its work for our compensation committee. Before engaging Semler Brossy, our compensation committee determined that Semler Brossy was independent and that its work would not raise any conflicts of interest after taking into consideration the factors set forth in applicable Nasdaq and SEC rules. In 2024, Semler Brossy assisted as part of the engagement and supported our compensation committee in reviewing our Board of Director pay levels and compensation plan, reviewing our peer group for 2025 compensation actions, analyzing our equity pool usage, providing executive pay and incentive design benchmarking to help inform 2024 compensation decisions for the executive team, provided input on general market and governance trends, supported our stockholder engagement efforts and provided information on Say on Pay trends, and supported on various other ad hoc and governance-related items.
Peer Group
Selecting a group of our peer companies is challenging for many reasons, including principally our belief that there are few publicly traded companies in our line of business. In selecting our peer companies for compensation purposes, our compensation committee generally sought to identify companies that are similar to us across a number of metrics and that, in our compensation committee’s view, compete with us for talent.
In January 2023, considering Semler Brossy’s recommendations, our compensation committee approved the 17 companies listed below as our peer companies that were used in 2024 for compensation purposes, which we refer to collectively as the “2024 Peer Group.” When our compensation committee performed an analysis to determine which companies to include in the 2024 Peer Group, our compensation committee supported the addition of Opal Fuels as a strong renewable energy comparator with a focus on hydrogen energy, and the removal of Power Solutions, Battalion Oil, Westport Fuel Systems, and Broadwind given their respective declining business performance.

Aemetis, Inc.	AeroVironment, Inc.	Ameresco, Inc.
Ballard Power Systems, Inc.	Bloom Energy Corporation	Callum Petroleum
Darling Ingredients, Inc.	Enphase Energy, Inc.	FuelCell Energy, Inc.
Gevo, Inc.	Green Plains, Inc.	Montauk Renewables, Inc.
Northern Oil and Gas, Inc.	Opal Fuels	Ormat Technologies, Inc.
Plug Power, Inc.	W&T Offshore
Our compensation committee reviewed the peer group again in September of 2024 and determined the group as currently constructed remains a viable comparator group. Callum Petroleum was the only peer company removed from the group due to its recent acquisition. The approved peer group in 2024 was used as the market reference that was considered in part with other factors in determining normal-course pay decisions for 2025 along with go-forward changes to the compensation program for 2025 as outlined below in the section titled: “Changes to 2025 Equity Incentive Program”.
Our compensation committee believes benchmarking may not always be the most appropriate tool for setting compensation due to aspects of our business, objectives, and the way we’ve structured executive roles that may be unique to us. Our compensation committee considers internal equity, individual performance, tenure, recent pay levels, and input from our CEO and from our compensation consultant, among other factors, in determining final pay levels. The executive pay levels included in this proxy statement were determined based on all of the above factors, in conjunction with considering the peer group as stated above. As a result, our compensation committee retains discretion to vary executive compensation components and levels.
For compensation decisions in 2024, our compensation committee did not tie named executive officer compensation (either specific elements of compensation or total compensation levels) to any predetermined benchmark.
Review of Stockholder Say-on-Pay Votes
Initial Spring 2024 Outreach
Prior to our 2024 annual meeting of stockholders, we received feedback from stockholders that indicated interest in discussing our executive compensation program with regard to the 2024 Say on Pay vote. We reached out to 7 stockholders, representing 43% of common stock outstanding at the time. Outreach efforts included key members of management. We structured our outreach conversations to explain to stockholders the purpose of our compensation plan. Our discussions revolved around explaining the following rationale of our pay programs:
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Year-to-year increase in executive pay was driven by the fact we did not grant executives equity in 2022 following special PSO grants made in 2021. 2023 represented a return to “normalized” annual granting practices, which generally positions our executive team pay within the competitive range of peer pay practices

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Our annual incentive program is designed to incorporate focus on metrics that are key drivers of our business and focus generally on earnings, RNG supply, and strategic goals

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We have historically granted equity in a mix of stock options/ RSUs to align executives with stockholder outcomes on our stock price

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We continue to refine our proxy disclosure to be more descriptive about the rationale behind our pay programs

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Following outreach conversations, we held our 2024 Say on Pay Vote as described in the section below.

Result of 2024 Say on Pay Vote
We hold an annual Say on Pay vote to garner direct feedback from stockholders on our executive compensation programs. We carried out stockholder outreach prior to our 2024 Say on Pay vote as described above to provide stockholders with further insight into our program.

We received support for our 2023 executive compensation program from 74.8% of stockholders at the 2024 annual meeting of stockholders, which indicated general alignment with stockholders over executive compensation. However, we as a Company strive for stronger support than we received in 2024. Following our Say on Pay vote outcome, we began additional stockholder outreach campaigns to garner direct feedback through the spring into the fall of 2024 as to enhancements to our executive compensation program and our communication thereof that would bolster stockholder support.
Additional Outreach following 2024 Annual Meeting of Stockholders
Following the 2024 annual meeting of stockholders, we reached out to 6 stockholders, representing 41% of common stock outstanding at the time. Outreach efforts included key members of management and our compensation committee chair. We garnered specific feedback from stockholders, and heard the following preferences:
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Incorporate performance shares into equity vehicle mix; and

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Provide more in-depth proxy disclosure regarding our pay program rationales, the “Strategic Initiatives” component of cash incentive program, goal-setting, and management processes for setting incentive programs/ pay levels.

Following these outreach conversations, we determined it is in the best interest of stockholders and our Company to incorporate performance share units (PSUs) into the 2025 equity grants for our named executive officers. Management and our compensation committee coordinated in determining the design of the PSUs (see section below titled “Changes to 2025 Equity Incentive Program” for more details).
Historical Executive Pay Context
		Summary Compensation Table Total ($)
Executive	2021	2022	2023	2024
Andrew Littlefair	$10,811,193	$1,125,510	$1,977,858	$2,674,559
Robert Vreeland	$5,112,745	$606,456	$1,113,560	$1,624,430
Barclay Corbus	$5,277,614	$644,521	$1,702,816	$2,319,605
Outlined above are the total compensation amounts paid to our named executive officers over the last four years. Fiscal year 2021 pay is no longer included within the Summary Compensation Table but is shown above to help explain historical pay changes and context.
In December of 2021, our compensation committee awarded two performance-based stock option grants as long-term incentives to our named executive officers (as described under “Current Performance of 2021 Performance Stock Options” section below). At that time, our Company was at a critical juncture, and our compensation committee determined that it was of primary importance to incentivize the named executive officers to strategically execute on expanding our Company’s RNG business over the long term and to create long term stockholder value by increasing our Company’s price per share.
Because of the December 2021 grants, our compensation committee determined not to grant any equity awards to the named executive officers in calendar year 2022 (with the exception of 150 restricted stock units awarded to Mr. Littlefair in recognition for over 20 years of service to our Company as part of a company-wide employee recognition program).
In 2023, our compensation committee returned to its normal cadence of granting annual equity awards to the named executive officers in the first quarter of the calendar year, concurrent with our regular grants of long-term incentives to employees. This appeared to create a large year-over-year increase in pay — however, this increase was driven by a return to more “normalized” granting practices rather than structural changes to pay levels. Pay levels in general for executives in 2023 were positioned modestly against the competitive range of peer benchmarks. In 2024, we maintained a similar grant structure which resulted in similar pay levels to historical levels, which remain positioned vs. the competitive range of peer benchmarks, consistent with our executive compensation policy described above.

Components of Compensation
Our named executive officers’ compensation consists of the following components:
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Base salary;

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Performance-based annual cash incentives;

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Equity incentives;

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Change in control and post-termination severance compensation; and

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Other benefits that are generally available to all of our salaried employees.

Our compensation committee views the various components of compensation as distinct methods of achieving the various objectives of our compensation program and, as a result, it generally does not believe significant compensation derived from one component should negate or reduce compensation from other components. Our compensation committee does, however, review and evaluate each executive’s total compensation, and it may make decisions regarding levels of certain compensation components based on this evaluation of overall compensation, including, for instance, determinations regarding target levels under our performance-based cash incentive plan. Our compensation committee also strives to provide an appropriate mix of long-term and short-term, cash and non-cash, and different forms of non-cash compensation.
Base Salary
We provide base salaries to recognize the experience, skills, knowledge, and responsibilities of our named executive officers; reward individual performance and contribution to our overall business goals; and retain our executives. Our compensation committee reviews base salaries annually and relies on its judgment and discretion in determining the amount of each named executive officer’s base salary. Proposed base salaries are prepared by Mr. Littlefair and recommended to our compensation committee for its consideration and approval.
Base salaries for our named executive officers in effect as of March 2023 and March 2024 are as follows:
Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)	% Increase
Andrew J. Littlefair	700,812	778,680	+11.1%
Robert M. Vreeland	465,750	498,352	+7%
Barclay F. Corbus	500,000	535,000	+7%
Mr. Littlefair’s increase to base salary was his first increase since 2015 when he voluntarily reduced his base salary from $778,680 to $700,812, where it remained until this increase was made in 2024. Increases to Mr. Vreeland and Mr. Corbus are reflective of merit-based increases intended to promote retention.
Cash Incentives
2024 Performance-Based Cash Incentive Plan
Our compensation committee believes cash incentives are important to focus our management on, and reward our executives for, achieving financial and strategic objectives on an annual basis, as well as to deliver adequate retention value when combined with our other incentive programs, which may be denominated in equity and/or designed to incentivize performance over a longer term than annually. Our compensation committee has the discretion to determine performance criteria, consider factors and developments it deems relevant and award overall cash incentives in the amounts it deems appropriate.
Each year our compensation committee approves a performance-based cash incentive plan and pays incentives after reviewing our performance with respect to the criteria set forth in the plan. Further, our compensation committee may, in its discretion, award additional special discretionary cash incentives for extraordinary efforts or performance by our named executive officers that our compensation committee believes are not otherwise covered by the performance criteria in our performance-based cash incentive plan. No discretionary cash incentive awards were made for 2024 performance.
Based on our performance for 2024, our compensation committee awarded our executive officers cash incentives under our performance-based plan as described below, each of which was below the target payment level:
Name	Target Incentive	% of Base Salary	Incentive Paid	Total Payout
Andrew J. Littlefair	$778,680	100%	90.3%	$703,437
Robert M. Vreeland	$348,846	70%	89.7%	$312,972
Barclay F. Corbus	$374,500	70%	89.7%	$335,987
The 2024 performance-based cash incentive plan uses a variety of metrics which are focused on bottom-line profitability, fueling supply, and company strategy, weighted as follows: 30% on adjusted EBITDA, 20% on strategic initiatives, 15% on fuel volume, 15% on RNG volume, 10% on fuel margin per gallon, 5% on gross volume-related O&M service margin ($), and 5% on volume-related O&M services margin (%). See section titled “Performance Criteria for 2024” below for detailed definitions of these metrics.
We believe this combination of objective financial performance criteria that include both revenue and profitability measures, combined with tying a portion of the incentive to the achievement of strategic objectives, appropriately incentivized the named executive officers to achieve our business objectives for 2024.
Performance Criteria for 2024:
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Adjusted EBITDA:   We defined adjusted EBITDA as net income (loss) attributable to Clean Energy Fuels Corp., plus (minus) income tax expense (benefit), plus interest expense (including any losses from the extinguishment of debt), minus interest income, plus depreciation and amortization expense, plus Impairment of investments in equity securities, plus Amazon warrant charges, plus stock-based compensation expense, plus (minus) loss (income) from the Rimere equity method investment, plus (minus) loss (income) from the SAFE S.p.A. equity method investment, plus (minus) any loss (gain) from changes in the fair value of derivative instruments, plus depreciation and amortization expense from RNG equity method investments, plus interest expense from RNG equity method investments, minus interest income from RNG equity method investments, and minus amortization of investment tax credit from RNG equity method investments. Adjusted EBITDA is a non-GAAP financial measure. See “Calculation of 2024 Adjusted EBITDA” below in this Proxy Statement for the calculation of our 2024 adjusted EBITDA, as well as a reconciliation of adjusted EBITDA to net income (loss), which is the most comparable GAAP financial measure.

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Strategic Initiatives:   Our strategic initiatives included extending our natural gas fueling business with other major fleets, assisting and capitalizing on the introduction of Cummins 15-liter engine, driving the RNG growth pipeline including potential acquisitions, securing long-term RNG sources, lowering RNG project costs, working with regulators to maintain a successful RNG policy, maximizing RNG production tax credits, solidifying hydrogen strategy and positioning ourselves for opportunities, pushing LCFS in additional states, and completing a capital raise for Rimere. The Strategic Initiative targets were established based on operational objectives, and unlike the other performance metrics, are qualitative rather than quantitative targets.

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Fuel Volume (in GGEs):   We defined the volume of GGEs of natural gas fuel we delivered as the volume of GGEs we sell to our customers as fuel.

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RNG Volume (in GGEs):   We defined RNG volume as the amount of renewable natural gas fuel, in GGEs, delivered to our customers.

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Fuel Volume Margin per GGE:   We defined fuel volume margin as gross profit margin from the volumes of natural gas and RNG fuel we delivered, divided by the volumes of RNG, CNG and LNG we delivered (where “gross profit margin” is our fuel volume-related revenue, exclusive of non-cash changes in the fair value of fuel hedge derivatives and Amazon warrant charges, less our fuel volume- related cost of sales, exclusive of depreciation).

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Volume-related, O&M services Margin:   We defined volume-related, O&M services margin as gross profit margin from performing maintenance services on customer-owned fueling stations.

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Volume-related, O&M services Margin %:   We defined volume-related, O&M services margin percentage as gross volume-related O&M services revenue, less any costs to perform those services, divided by the gross volume-related O&M services revenue.

The base, middle and maximum targets for the performance criteria under the incentive plan approved by our compensation committee for 2024, as well as our actual performance for these criteria, are set forth in the following table.
Performance Criteria	Weighting	Base Target	Middle Target	Maximum Target	Performance	Achievement of Target %
Adjusted EBITDA(1)	30%	$67,000	$74,100	$84,000	$76,642	103%
Strategic Initiatives	20%	—	—	—	Base	—
Fuel Volume (in GGEs)(1)	15%	294,000	309,400	325,000	297,530	96%
RNG Volume (in GGEs)(1)	15%	232,000	244,600	257,000	236,766	97%
Fuel Volume Margin per Gallon (in GGEs)(1)(2)	10%	$0.478	$0.503	$0.528	$0.562	112%
Volume-related, O&M services Margin	5%	$18,800	$19,800	$20,800	$18,968	96%
Volume-related, O&M services Margin %	5%	36.2%	38.1%	40.0%	33.3%	87%

(1)
Target and performance amounts shown in thousands.

(2)
Excludes changes in fair value of derivative instruments and Amazon warrant charges; includes margin from fuel sales, RIN credits, LCFS credits, and AFTC.

Payout Detail
Our compensation committee met in February 2025 to review our 2024 actual performance versus the performance criteria and strategic initiative targets described above and to determine what payouts, if any, would be made under the 2024 performance-based cash incentive plan.
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Adjusted EBITDA:   Our company achieved approximately 103% of the middle target for adjusted EBITDA. This resulted in an adjusted EBITDA performance payout prorated between the middle and maximum targets for this performance measure.

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Strategic Initiatives:   Our compensation committee determined that the named executive officers made significant progress on each of the strategic initiatives, resulting in a payout equal to 70% of the middle target amount for Mr. Littlefair and 71% of the middle target amount for Mr. Vreeland and Mr. Corbus for the strategic initiatives’ performance measure was appropriate.

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Fuel Volume (in GGEs):   Our company achieved approximately 96% of the middle for fuel volume. This resulted in a fuel volume payout prorated between the base and middle targets for this performance measure.

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RNG Volume (in GGEs):   Our company achieved approximately 97% of the middle for RNG volume. This resulted in an RNG payout prorated between the base and middle targets for this performance measure.

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Fuel Volume Margin per GGE:   Our company achieved above the maximum target level for fuel volume margin per GGE, resulting in a maximum payout for this performance measure.

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Volume-related, O&M services Margin:   Our company achieved approximately 96% of the middle target for volume-related O&M services margin. This resulted in a payout prorated between the base and middle targets for this performance measure.

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Volume-related, O&M services Margin %:   Our company achieved below the base target level for volume-related O&M services margin %. This resulted in no payout for this performance measure.

Payout ranges vary by executive: Mr. Littlefair can earn 70% of base salary for achieving base target performance across metrics, 100% for middle target performance, and 150% for maximum target performance, while Messrs. Vreeland and Corbus can earn 50% of base salary for achieving base target performance across metrics, 70% for middle target performance, and 100% for maximum target performance. There exists no “cliff” cutoff for base performance across metrics, e.g., if base performance is not achieved for one of the metrics above, payout can still be achieved for performance above base performance against other metrics. Executives received 90.3% (Mr. Littlefair) and 89.7% (Messrs. Vreeland and Corbus) of their target bonuses in 2025 based on the performance described above.
Equity Incentives
We believe long-term performance motivation is achieved through an ownership culture that encourages performance by our named executive officers through the use of stock-based awards. Our equity incentive plans have been established to provide certain of our employees, including our named executive officers, with incentives designed to align these employees’ interests with the interests of our stockholders. In general, our compensation committee develops its equity award determinations based on its judgments as to whether these equity awards are sufficient to further our ownership culture, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate, and adequately reward our executives on a long-term basis.
We have historically granted our named executive officers a combination of stock options, RSUs, or a combination thereof. These awards are subject to both time-based and performance-based vesting requirements, and our compensation committee has exercised its judgment on the weighting of stock options relative to RSUs in any given year.
Time and Performance-Based Stock Options
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Afford the recipient the option to purchase shares of our common stock at a stated price per share.

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All stock option awards granted under our equity incentive plans include an exercise price equal to the closing price of our common stock on the applicable grant date, and the grant date is always on or after the date of compensation committee approval.

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Time-based stock option awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

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The vesting of performance-based options granted to our named executive officers generally requires the achievement of objective performance targets or the attainment of a premium price per share of common stock that is set as a multiple of the closing price of a share of common stock on the grant date. The vesting of performance-based options is also subject to the named executive officer’s continued service for our Company at each vesting date.

Time and Performance-Based RSUs
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Full-value awards that represent the contingent right to receive shares of our common stock upon achievement of stated vesting criteria.

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Time-based RSU awards granted to our named executive officers typically vest at a rate of 34% on the one-year anniversary of the date of grant and 33% on each subsequent anniversary until fully vested, subject to the named executive officer’s continued service for our Company at each vesting date.

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The vesting of performance-based RSUs granted to our named executive officers generally requires the achievement of objective performance targets or the attainment of a premium price per share of common stock that is set as a multiple of the closing price of a share of common stock on the grant date. The vesting of performance-based RSUs is also subject to the named executive officer’s continued service for our Company at each vesting date.

Equity Awards Granted in 2024
In March 2024, our compensation committee awarded time-based stock options and restricted stock units (RSUs) to our named executive officers. Annual grants are generally made in Q1 of each year. Grant timing is determined and approved by our compensation committee in accordance with general year-end pay decisions. We have also adopted an equity award grant policy that we believe aligns with best corporate governance practices and is intended to prevent grant timing issues in relation to the release of material, non-public information. Our general policy is to grant annual equity awards in Q1 of each year, with the opportunity for off-cycle awards if approved by our compensation committee. Equity awards are generally granted at least 1 business day after the filing of our Annual Report filed on Form 10-K, although we do have the discretion to grant equity awards at other times if determined to be appropriate by our compensation committee. We did not grant any off-cycle awards to named executive officers outside of specified annual awards below in 2024.
In 2024, our equity grants to our named executive officers consisted of RSUs and stock options that vest over 3 years. Stock options expire at the end of 10 years and include an exercise price equal to the closing price of our stock on the applicable grant date. As noted above, we grant options and RSUs to executives to align executives with stockholder interests and to provide incentive and potential upside to executives upon achieving long-term growth of our Company. Our compensation committee and our executive team believe in the long-term growth potential of our Company, and believe stock options and RSUs to both be appropriate vehicles in properly incentivizing and rewarding progress in achieving growth. Below we outline the equity grants we made to executives in 2024:
Executive	RSUs	Stock Options	Strike Price	Total Fair Value
Andrew Littlefair	250,000	200,000	$2.85	$1,110,500
Barclay Corbus	400,000	150,000	$2.85	$1,438,500
Robert Vreeland	175,000	150,000	$2.85	$797,250
Current Performance of Multi-Year 2021 Performance Stock Options
In December of 2021, our compensation committee awarded two performance-based stock options as additional long-term incentives to our named executive officers. At that time, our Company was at a critical juncture, and our compensation committee determined that it was of primary importance to incentivize the named executive officers to strategically execute on expanding our Company’s RNG business over the long term and to create long term stockholder value by increasing our Company’s price per share. These awards have the following performance characteristics:
1) RNG Performance Options — The RNG performance Options are structured to incentivize long-term RNG growth and the vesting of 100% of each grant is subject to our Company’s attainment of four separate RNG supply vesting tranches, with each tranche requiring us to secure 15 million GGEs of RNG supply via investment in order to vest (i.e., the first tranche will vest if we secure 15 million GGEs of RNG supply via investment, the second tranche will vest if we secure an additional 15 million GGEs of RNG supply via investment for a total of 30 million GGEs, the third tranche will vest if we secure an additional 15 million GGEs of RNG supply via investment for a total of 45 million GGEs and the final tranche will vest if we secure an additional 15 million GGEs of RNG supply via investment for a total of 60 million GGEs. Each named executive officer must also remain in continued service for our Company on the applicable vesting date in order for such tranche to vest. As of the Record Date, only the first tranche of these options has vested.
2) Premium Share Price Performance Options — The Premium Share Price Performance options are intended to incentivize the appreciation in the value of our shares. The vesting of 100% of each grant is subject to our attainment of a stock price representing a greater than 100% premium above the closing price of a share of common stock on the grant date. In order for these performance-based options to vest, we must achieve an average closing price equal to or above $14.00 per share over a twenty consecutive trading day period. Each named executive officer must also remain in continued service for our Company on the vesting date in order to vest. As of the Record Date, this price threshold has not been achieved and accordingly, none of these options have vested.

Changes to 2025 Equity Incentive Program
Introduction of Performance-Based Units (PSUs) to 2025 Annual Equity Grants
Following outreach conversations with stockholders in 2024, we found that stockholders generally had a preference for a stronger performance orientation within our incentive programs. We determined it to be in the best interest of stockholders and our Company to incorporate performance-based units (PSUs) into 2025 equity grants for our executives tied to two key growth metrics of our business: (i) stock price and (ii) negative carbon intensity dairy sales metrics. We incorporated these PSUs into the 2025 equity mix with a weighting of 50% PSUs and 50% RSUs for Mr. Littlefair and 33% PSUs and 67% RSUs each for Messrs. Vreeland and Corbus. Additional executives not included within this Proxy Statement also received PSUs as part of their annual equity awards to further motivate our team towards stronger performance.
Price Hurdle PSUs — 50% of PSU weighting
The achievement of the price hurdle PSUs is based off four price hurdles over a 30-day trailing average stock price of our common stock, over a three-year period. These PSUs are earned based on the achievement of share price multiples ranging from 1.33x – 2.0x the price of the 30-day trailing average stock price of our common stock on the grant date and comprise 50% of the granted PSUs to executives. These “Price Hurdle” PSUs align the interests of management with those of stockholders by incentivizing the achievement of strong share price performance.
Negative Carbon Intensity (CI) Dairy Gas Sales PSUs — 50% of PSU weighting
Achievement is based on the compound annual growth rate of negative CI dairy gas sales year-over-year, measured over a three-year period. These PSUs further align the interests of management with stockholders, as they incentivize achievement of a key business objective — an increase in our negative CI dairy gas sales. In addition, negative CI sales generate carbon credits, which provide an additional benefit to our business.
Incorporation of PSUs into our long-term incentive program is intended to align executive interests with our long-term business goals. We will continue to evaluate our incentive programs to ensure alignment with stockholders and business focus over time.
Other Compensation Policies
Change in Control and Post-Termination Severance Compensation
Our employment agreements with our named executive officers, described under “Employment Agreements” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by our Company for cause or a voluntary termination by the named executive officer without good reason. Our compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
All equity awards granted to our named executive officers after November 2014 are subject to double- trigger vesting upon a change in control. Our compensation committee previously determined to modify the standard vesting provisions of our named executive officers’ equity awards from “single-trigger” to “double- trigger” vesting in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices but still provides appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our Company and our stockholders. Further, we do not provide any excise tax “gross-up” payments to our executives in connection with a change in control.
Other Benefits
We appreciate the tremendous value and contributions of our employees, and we believe providing a competitive employee benefits program is one of our most important investments. As a result, we offer an employee benefits program with a wide range of plans designed to promote the health and personal welfare of all employees, including our named executive officers. Participation in these plans is generally available to all of our employees on the same basis. Our Company provides minimal perquisites to executives which are noted in the description of “All Other Compensation” disclosed in the Summary Compensation Table of this Proxy Statement.
Employment Agreements
•
We entered into employment agreements with each of our named executive officers on December 31, 2015. These employment agreements have the following key terms:

•
Each employment agreement is past its initial three-year term and now automatically renews on December 31 for additional one-year periods (unless either party provides notice of non-renewal).

•
Each named executive officer is entitled to receive an annual base salary of no less than his base salary in 2015.

•
Each named executive officer is eligible to receive an annual cash incentive of up to a specified percentage of his then-current annual base salary under the terms of our performance-based cash incentive plan in effect for the applicable year. Mr. Littlefair is eligible to receive 70%, 100% or 150% of his base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Mr. Littlefair’s target incentive amount; each of Messrs. Vreeland and Corbus is eligible to receive 50%, 70% or 100% of his respective base salary for our achievement of the base, middle and maximum performance targets, respectively, and we consider achievement of the middle performance targets to be Messrs. Vreeland’s and Corbus’ target incentive amount.

•
Each named executive officer would be entitled to receive certain severance compensation and benefits under certain circumstances upon a termination of the named executive officer’s employment with us. The details of this severance are described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The employment agreements condition severance payments on a so-called “double-trigger” upon a change in control. The employment agreements also do not include any “gross-up” provision for any excise taxes that may be triggered in connection with a change in control under Sections 280G and 4999 of the Code, and instead include a “best-net” cutback provision under which benefits are reduced to avoid triggering any such excise taxes unless the after-tax benefit is greater to the named executive officer without the cutback. Our compensation committee determined that these terms are appropriate because they better align our severance and change of control payment practices with current market expectations and the interests of our named executive officers with those of our stockholders, while still providing a level of benefits our compensation committee believes is fair and reasonable and maintaining the retention value of these benefits.

Executive Stock Ownership Guidelines
We believe it is important to encourage our named executive officers to hold a material amount of our common stock, which links their long-term economic interest directly to those of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our named executive officers. These guidelines provide that our Chief Executive Officer is required to own shares of our common stock valued at five times his annual base salary or more, and each of our other named executive officers is required to own shares of our common stock valued at one and one half times their annual base salary or more. Such level of ownership must be attained within five years after the date of an executive officer’s initial appointment as such. Stock options are not counted toward satisfaction of these stock ownership requirements. Executives who attain the applicable stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. Each of our named executive officers had satisfied these stock ownership guidelines as of the Record Date.
Hedging and Pledging of Company Securities
Our policies do not permit any of our executive officers or directors to “hedge” ownership of our securities by engaging in short sales or trading in put options, call options or other derivatives involving our securities. This means that our executive officers and directors may not purchase financial instruments or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Further, our policies do not permit an executive officer or director to hold our securities in a margin account or pledge our securities as collateral for a loan unless the executive officer or director demonstrates to our satisfaction financial capacity to substitute other assets for Company securities in the event of a failure to meet a margin call or a default on the loan. As of the date of this Proxy Statement, none of our directors or executive officers has pledged any of the shares of our common stock he or she owns.
Clawback Policy
Our compensation committee has adopted a formal clawback policy regarding recoupment, or a “clawback,” of compensation in certain circumstances. Our clawback policy was amended in 2023 to comply with SEC and NASDAQ clawback policy requirements. The purpose of this clawback policy is to help ensure that executives act in the best interests of the Company and our stockholders.
Tax and Accounting Effects
In designing our compensation programs, our compensation committee considers the financial impact and tax and accounting effects that each element of compensation will or may have on our Company and our executives. One such area our compensation committee considers is the tax deductibility of each component of executive compensation. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) generally prohibited us from taking a tax deduction in any tax year for compensation paid to certain executive officers that exceeded $1,000,000, unless the compensation was payable only upon the achievement of pre-established, objective performance goals under a plan approved by our stockholders. As a result, we believe certain stock option awards we granted to our named executive officers before the impact of the TCJA have qualified as performance- based compensation under Section 162(m), although there is no guarantee that such equity awards, or any other performance-based compensation paid to our named executive officers, qualify as such. Under the TCJA, the exception for performance-based compensation under Section 162(m) has been repealed, so that the $1,000,000 limit on tax deductions in a tax year generally applies to anyone serving as our chief executive officer or our chief financial officer at any time during a taxable year as well as our top three other highest-compensated executive officers serving at fiscal year-end. These changes generally do not apply to compensation provided pursuant to a binding written contract in effect on November 2, 2017 that is not modified in any material respect after that date. Our compensation committee reserves the discretion to make any executive compensation decisions that it considers to be in the best interests of our Company and our stockholders, including to award compensation that may not be deductible or to amend existing compensation arrangements in a manner that could limit their deductibility.
Timing of Grants of Certain Equity Awards
We grant equity awards on an annual basis and may grant equity awards on a discretionary basis in connection with certain events such as the commencement of employment or promotion. We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. However, our compensation committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

COMPENSATION COMMITTEE REPORT
We, the compensation committee of the Board of Clean Energy Fuels Corp., have reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management of the Company, and based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee:
Lizabeth A. Ardisana, Chair
Kenneth M. Socha
Vincent C. Taormina
This compensation committee report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act, other than as provided by applicable SEC rules, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. This compensation committee report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation awarded to, earned by or paid to each of our named executive officers for 2022, 2023 and 2024:
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew J. Littlefair President and Chief Executive Officer	2024	771,722	712,500	398,000	703,437	88,900	2,674,559
	2023	700,812	—	738,750	482,811	55,485	1,977,858
	2022	700,812	852	—	366,861	56,985	1,125,510
Robert M. Vreeland Chief Financial Officer	2024	499,618	498,750	298,500	312,972	14,590	1,624,430
	2023	462,721	—	443,250	195,589	12,000	1,113,560
	2022	450,000	—	—	142,956	13,500	606,456
Barclay F. Corbus Senior Vice President, Strategic Development and Head of Renewable Fuels	2024	534,768	1,140,000	298,500	335,987	10,350	2,319,605
	2023	495,940	—	985,000	209,973	11,903	1,702,816
	2022	478,888	—	—	152,133	13,500	644,521

(1)
The amounts shown in this column represent the grant date fair value of awards granted in each of the periods calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“FASB ASC 718”). For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 12 to the consolidated financial statements included in the Annual Report. Our named executive officers received stock option and RSU grants in 2024. Our named executive officers received stock option grants in 2023. No equity awards were granted to our named executive officers in 2022, with the exception of 150 restricted stock units awarded to Mr. Littlefair, along with various other Company employees, on December 19, 2022 in recognition for over 20 years of service to our Company.

(2)
The amounts shown in the Non-Equity Incentive Plan Compensation column represent the cash incentives paid under our performance-based cash incentive plan, as described under “Compensation Discussion and Analysis — Components of Compensation — Cash Incentives” above.

(3)
The amounts shown in the All Other Compensation column represent, (a) for all named executive officers, our Company’s matching contributions under its savings plan qualified under Section 401(k) of the Code, (b) for Mr. Littlefair in 2024, $43,485 paid by our Company for life insurance premiums, (c) for Mr. Littlefair in 2024, payments made by the Company for a car lease, and (d) for Mr. Littlefair and Mr. Vreeland in 2024, spousal travel paid by the Company.

 Grants of Plan-Based Awards
The following table summarizes all plan-based awards granted to each of the named executive officers in 2024:
Name(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $(/Sh)	Grant Date Fair Value of Stock and Option Award(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Andrew J. Littlefair	—	545,076	778,680	1,168,020	—	—	—	—	—
	3/04/2024	—	—	—	—	250,000	—	—	712,500
	3/04/2024	—	—	—	—	—	200,000	2.85	398,000
Robert M. Vreeland	—	249,176	348,846	498,352	—	—	—	—	—
	3/04/2024	—	—	—	—	175,000	—	—	498,750
	3/04/2024	—	—	—	—	—	150,000	2.85	298,500
Barclay F. Corbus	—	267,500	374,500	535,000	—	—	—	—	—
	3/04/2024	—	—	—	—	400,000	—	—	1,140,000
	3/04/2024	—	—	—	—	—	150,000	2.85	298,5000

(1)
Time-based stock options and RSUs that each vest over a period of three years were granted to all of our named executive officers in 2024.

(2)
The amounts shown in these columns represent the possible payouts under the 2024 performance-based cash incentive plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2024 performance-based cash incentive plan are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2024 performance-based cash incentive plan is described under “Compensation Discussion and Analysis — Components of Compensation — Cash Incentives — 2024 Performance-Based Cash Incentive Plan” above.

(3)
The amounts shown in this column represent the grant date fair value of awards granted in 2024 calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 12 to the consolidated financial statements included in the Annual Report and Footnote 1 to the Summary Compensation Table contained in this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes outstanding equity awards held by our named executive officers at December 31, 2024:
	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Andrew J. Littlefair	75,000	—	—	6.01	2/26/2025	—	—
	96,000	—	—	5.02	11/15/2025	—	—
	24,000	—	—	3.63	1/4/2026	—	—
	260,000	—	—	2.83	1/13/2027	—	—
	213,750	—	—	1.37	3/1/2028	—	—
	193,082	—	—	2.19	2/24/2029	—	—
	91,800	—	—	2.56	2/24/2030	—	—
	183,600	—	—	10.18	1/21/2031	—	—
	250,000	—	—	6.77	12/7/2031	—	—
	62,500	—	1,187,500(2)	6.77	12/7/2031	—	—
	63,750	123,750(3)	—	5.69	2/16/2033	—	—
	—	200,000(4)	—	2.85	3/4/2034	—	—
	—	—	—	—	—	250,000(5)	627,500
Robert M. Vreeland	25,000	—	—	8.66	5/11/2025	—	—
	12,000	—	—	3.63	1/4/2026	—	—
	109,091	—	—	2.83	1/13/2027	—	—
	95,000	—	—	1.37	3/1/2028	—	—
	101,052	—	—	2.19	2/24/2029	—	—
	51,300	—	—	2.56	2/24/2030	—	—
	102,600	—	—	10.18	1/21/2031	—	—
	150,000	—	—	6.77	12/7/2031	—	—
	37,500	—	487,500(2)	6.77	12/7/2031	—	—
	38,250	74,250(3)	—	5.69	2/16/2033	—	—
	—	150,000(4)	—	2.85	3/4/2034	—	—
	—	—	—	—	—	175,000(5)	439,250
Barclay F. Corbus	50,000	—	—	6.01	2/26/2025	—	—
	80,000	—	—	5.02	11/15/2025	—	—
	20,000	—	—	3.63	1/4/2026	—	—
	75,936	—	—	2.83	1/13/2027	—	—
	95,000	—	—	1.37	3/1/2028	—	—
	101,052	—	—	2.19	2/24/2029	—	—
	51,300	—	—	2.56	2/24/2030	—	—
	102,600	—	—	10.18	1/21/2031	—	—
	150,000	—	—	6.77	12/7/2031	—	—
	50,000	—	525,000(2)	6.77	12/7/2031	—	—
	85,000	165,000(3)	—	5.69	2/16/2033	—	—
	—	150,000(4)	—	2.85	3/4/2034	—	—
	—	—	—	—	—	400,000(5)	1,004,000

(1)
Except as otherwise noted, all option awards granted before May 2016 were granted under our 2006 Plan, all options and RSU awards granted after May 2016 and before May 2024 were granted under our 2016 Plan, and all options and RSU awards granted after May 2024 were granted under our 2024 Performance Incentive Plan, and all such awards vest as follows: 34% of the shares subject to the award vest on the first anniversary of the date of grant and 33% of the shares subject to the award vest on each subsequent anniversary until all shares are fully vested, subject to continuing service by the named executive officer on each vesting date. The treatment of these option and RSU awards upon a termination or change of control is described under “Potential Payments Upon Termination or Change in Control” below.

(2)
Represents performance-based option awards granted on December 7, 2021. For 250,000 options granted to Mr. Littlefair, 150,000 options granted to Mr. Vreeland and for 200,000 options granted to Mr. Corbus: 25% of the total shares subject to the stock option award vest upon each achievement of a specific volume hurdle related to securing certain levels of RNG GGEs. For 1,000,000 options granted to Mr. Littlefair and 375,000 options granted to each of Messrs. Vreeland and Corbus: 100% of the total shares subject to the stock option award vest immediately, if at all, if the closing share price of our Company’s common stock on Nasdaq equals or exceeds $14.00 for 20 consecutive trading days.

(3)
Represents an option award granted on February 17, 2023.

(4)
Represents an option award granted on March 4, 2024.

(5)
Represents a RSU award granted on March 4, 2024.

(6)
Amount determined by multiplying the unvested stock awards by $2.51, the closing price of our common stock on the last trading day of 2024.

Option Exercises and Stock Vested
The following table summarizes exercises of option awards and vesting of stock awards for each of our named executive officers in 2024:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew J. Littlefair	—	—	40,392	126,831
Robert M. Vreeland	—	—	22,572	70,876
Barclay F. Corbus	—	—	22,572	70,876
Employment Agreements
On December 31, 2015, we entered into an employment agreement with each of our named executive officers. See the description under “Compensation Discussion and Analysis — Employment Agreements” and below under “Potential Payments Upon Termination or Change in Control” for more information.
Pension Benefits, Non-Qualified Defined Contribution and Other Deferred Compensation Plans
We do not have any defined-benefit plans that provide for payments or other benefits to our named executive officers at, following or in connection with their retirement. We also do not have any non-qualified defined contribution plans or other deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments Upon Termination or Change in Control
The narrative and tables below describe the amount of compensation to be paid to our named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each of our named executive officers upon a voluntary termination, voluntary termination for good reason, involuntary without cause termination, failure by us to renew the named executive officer’s employment agreement upon its expiration, for-cause termination, change in control of our Company, termination in connection with a change in control and termination due to disability or death is shown in tabular format. Except as otherwise noted, the amounts shown in these tables assume that each such termination or change in control was effective as of December 31, 2024, and thus are estimates of the amounts that would be paid to our named executive officers upon an actual termination or change in control because such amounts could only be determined at the time of such an actual termination or change in control. The amounts shown in these tables are based on the terms of each named executive officer’s employment agreement with us and the terms of agreements relating to each named executive officer’s outstanding equity awards.
Severance Compensation under Employment Agreements
Pursuant to the terms of the employment agreement for each named executive officer:
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If we terminate a named executive officer without “cause” (as such term is defined in the employment agreement), if a named executive officer resigns for “good reason” (as such term is defined in the employment agreement) or if we do not renew the employment agreement before expiration of the term or any renewal term, then the named executive officer would be entitled to (1) a lump-sum payment of an amount equal to the sum of (A) his annual base salary earned through the date of termination and any annual cash incentive earned for the prior year to the extent not previously paid, (B) any compensation previously deferred by the named executive officer (together with any accrued interest or earnings thereon), (C) 150% of one year’s then-current annual base salary, (D) 150% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and (E) any vacation pay accrued and not paid as of the date of termination; (2) after the end of the calendar year in which the termination occurs, a lump-sum payment of an amount equal to the annual cash incentive that would be payable to the named executive officer under our performance-based cash incentive plan in respect of such year (based on the criteria applicable for that year) without any pro-rating; and (3) continuing participation, at our expense, for a period of one year from the date of termination in the benefit programs in which the named executive officer was enrolled at the time of termination.
•
If we terminate any named executive officer’s employment without cause or do not renew his employment agreement within six months before or one year after the date of a “change in control” (as such term is defined in the employment agreement), or if a named executive officer resigns for good reason within six months before or one year after the date of the change in control, then the named executive officer would be entitled to the severance compensation described above, except that the lump-sum payment described in (1) above for all named executive officers except Mr. Littlefair would consist of 225% of his then-current annual base salary, 225% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and the amounts described in (A), (B) and (E); and the lump-sum payment described in (1) above for Mr. Littlefair would consist of 300% of his then-current annual base salary, 300% of his previous year’s annual cash incentive actually earned under our performance-based cash incentive plan, and the amounts described in (A), (B) and (E).

•
If any named executive officer ceases to be an employee due to death or disability, then the named executive officer would be entitled to the amounts described in (1) (A),(B) and (E) and (2) above, except that the amount described in (2) above would be pro-rated based on the number of weeks during the last fiscal year during which the named executive officer was an employee.

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If, at any time that our common stock is not listed or quoted on a national securities exchange or an over-the-counter quotation system, (i) the employment of Mr. Littlefair is terminated for cause, we would be entitled, at our option, to repurchase all or a portion of our stock owned by him, or (ii) the employment of Mr. Littlefair is terminated due to death or disability, we would be required to repurchase all of our stock owned by him.

In consideration of the receipt of any of the severance compensation described above and as a precondition to their receipt, each named executive officer would be required to execute and deliver, and not revoke, a release in favor of us in the form attached to his employment agreement. For purposes of the tables below, we have assumed that the amounts described in (1)(A) and (B) above have already been paid to the applicable named executive officer or are $0.
For purposes of each such named executive officer’s employment agreement:
•
“Cause” means (1) the named executive officer committing a material act of dishonesty against us, (2) the named executive officer being convicted of a felony involving moral turpitude or (3) the named executive officer committing a material breach of his confidentiality, trade secret, non-solicitation or invention assignment obligations under his employment agreement.

•
“Good reason” means the named executive officer resigns from his employment after we (1) have materially diminished the named executive officer’s duties, authority, responsibility, annual base salary or annual incentive compensation opportunity, (2) materially breach the employment agreement; (3) change the person to whom the named executive officer reports, or (4) change the location of the named executive officer’s principal place of employment.

•
“Change in control” means (1) any “person” (as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Exchange Act and the associated rules of the SEC promulgated thereunder), other than an existing stockholder of our Company as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our Company representing 40% or more of the combined voting power of our then-outstanding securities, or (2) a merger or consolidation of our Company in which its voting securities immediately before the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (3) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of our Company or a liquidation or dissolution of our Company, or (4) individuals who, as of the date of the employment agreement, constitute our

Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Company’s board of directors; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of the employment agreement whose election, or nomination for election by the stockholders of our Company, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.
Vesting of Options and RSUs
The terms of the option awards granted to our named executive officers provide that all unvested options will be forfeited if the named executive officer’s employment with our Company is terminated for cause (as defined in his employment agreement) or voluntarily by the named executive officer before their applicable vesting date, that all unvested options will vest in full if the named executive officer’s employment is terminated by our Company without cause (as defined in his employment agreement), and that all vested options will generally continue to be exercisable for three months after the date of any such termination. The terms of the RSU awards granted to our named executive officers provide that all unvested RSUs will be forfeited if the named executive officer’s employment with our Company is terminated by our Company for cause or voluntarily by the named executive officer before their applicable vesting date, and that all unvested RSUs will vest in full if the named executive officer’s employment is terminated by our Company without cause or if the named executive officer ceases to be an employee due to death or disability before their applicable vesting date.
If our Company experiences a “change in control,” as defined in the 2016 Plan or the option and RSU awards granted to our named executive officers under the 2024 Plan, as applicable, then each such named executive officer’s option and RSU awards that are outstanding on the date that immediately precedes the change in control will (A) if such awards are not assumed or replaced by the successor company in the change in control, immediately vest in full and, if applicable, become fully exercisable on the date of the change in control, or (B) if such awards are assumed or replaced by the successor company in the change in control but the named executive officer’s employment is terminated by the successor company without cause or by the named executive officer for good reason within 12 months following the change in control (based on the definitions of “cause” and “good reason” in his employment agreement with us), immediately vest in full and, if applicable, become fully exercisable on the date of such termination.
For purposes of the tables below, the “spread” value (i.e., the excess of $2.51 per share, which was the closing price of our common stock on December 31, 2024, over the applicable option exercise price) of unvested option awards that were “in the money” on December 31, 2024 is presented.

Potential Payments to Each Named Executive Officer
Andrew J. Littlefair
The following table shows the potential cash payments or other benefits to be provided to our President and Chief Executive Officer, Andrew J. Littlefair, if a termination and/or a change in control had occurred as of December 31, 2024:
Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Not For Cause Termination	Failure to Renew Employment Agreement	For Cause Termination	Change in Control Termination(3)	Termination Due to Death or Disability
Cash Severance Payment	—	$2,585,236	$2,585,236	$2,585,236	—	$4,467,036	—
Continuation of Medical/Welfare Benefits (present value)	—	$27,331	$27,331	$27,331	—	$27,331	—
Vacation Pay	$89,848	$89,848	$89,848	$89,848	$89,848	$89,848	$89,848
RSU Vesting(1)	—	—	$627,500	$627,500	—	$627,500	$627,500
Option Vesting(2)	—	—	$—	$—	—	$—	$—
Total:	$89,848	$2,702,415	$3,329,915	$3,329,915	$89,848	$5,211,715	$717,348

(1)
At December 31, 2024, Mr. Littlefair held 250,000 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.51, the closing price of our common stock on December 31, 2024.

(2)
At December 31, 2024, Mr. Littlefair held no unvested options that have an exercise price less than $2.51, the closing price of our common stock on December 31, 2024. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.51 over the exercise price for such options.

(3)
Executive change in control severance is based on a double-trigger, requiring both a change in control event and either (i) a voluntary termination with Good Reason or (ii) an involuntary termination without Cause.

Robert M. Vreeland
The following table shows the potential cash payments or other benefits to be provided to our Chief Financial Officer, Robert M. Vreeland, if a termination and/or a change in control had occurred as of December 31, 2024:
Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Not For Cause Termination	Failure to Renew Employment Agreement	For Cause Termination	Change in Control Termination(3)	Termination Due to Death or Disability
Cash Severance Payment	—	$1,355,783	$1,355,783	$1,355,783	—	$1,877,189	—
Continuation of Medical/Welfare Benefits (present value)	—	$13,780	$13,780	$13,780	—	$13,780	—
Vacation Pay	$56,175	$56,175	$56,175	$56,175	$56,175	$56,175	$56,175
RSU Vesting(1)	—	—	$439,250	$439,250	—	$439,250	$439,250
Option Vesting(2)	—	—	$—	$—	—	$—	$—
Total:	$56,175	$1,425,738	$1,864,988	$1,864,988	56,175	$2,386,394	$494,425

(1)
At December 31, 2024, Mr. Vreeland held 175,000 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.51, the closing price of our common stock on December 31, 2024.

(2)
At December 31, 2024, Mr. Vreeland held no unvested options that have an exercise price less than $2.51, the closing price of our common stock on December 31, 2024. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.51 over the exercise price for such options.

(3)
Executive change in control severance is based on a double-trigger, requiring both a change in control event and either (i) a voluntary termination with Good Reason or (ii) an involuntary termination without Cause.

Barclay F. Corbus
The following table shows the potential cash payments or other benefits to be provided to our Senior Vice President, Strategic Development and Head of Renewable Fuels, Barclay F. Corbus, if a termination and/or a change in control had occurred as of December 31, 2024:
Benefit and Payments	Voluntary Termination	Voluntary Termination for Good Reason	Involuntary Not For Cause Termination	Failure to Renew Employment Agreement	For Cause Termination	Change in Control Termination(3)	Termination Due to Death or Disability
Cash Severance Payment	$—	$1,453,098	$1,453,098	$1,453,098	$—	$2,011,653	$—
Continuation of Medical/Welfare Benefits (present value)	$—	$32,599	$32,599	$32,599	$—	$32,599	$—
Vacation Pay	$61,731	$61,731	$61,731	$61,731	$61,731	$61,731	$61,731
RSU Vesting(1)	$—	$—	$1,004,000	$1,004,000	$—	$1,004,000	$1,004,000
Option Vesting(2)	$—	$—	$—	$—	$—	$—	$—
Total:	$61,731	$1,547,428	$2,551,428	$2,551,428	$61,731	$3,109,983	$3,109,983

(1)
At December 31, 2024, Mr. Corbus held 400,000 RSUs that had not vested. The amounts in this row were determined by multiplying the unvested RSUs by $2.51, the closing price of our common stock on December 31, 2024.

(2)
At December 31, 2024, Mr. Corbus held no unvested options that have an exercise price less than $2.51, the closing price of our common stock on December 31, 2024. The amounts in this row were determined by multiplying the total number of unvested shares underlying the options by the excess of $2.51 over the exercise price for such options.

(3)
Executive change in control severance is based on a double-trigger, requiring both a change in control event and either (i) a voluntary termination with Good Reason or (ii) an involuntary termination without Cause.

Pay Ratio
We are required by applicable SEC rules to disclose the annual total compensation of our Chief Executive Officer, the median annual total compensation of all of our other employees, and the ratio of these two amounts.
In determining the median annual total compensation of our employees other than our Chief Executive Officer, we started by preparing a list of all such employees as of December 31, 2024 and each such employee’s taxable earnings for 2024 as reflected in our payroll records, which generally consists of salary; regular, hourly, and overtime wages; commissions; incentives and other miscellaneous earnings. This list includes all our employees on such date (except solely for our Chief Executive Officer), whether employed on a full- time, part-time, seasonal or temporary basis and wherever located, resulting in 572 employees who are all located in the United States and Canada. For any such employees who are permanently employed (in other words, who are not employed on a seasonal or temporary basis) and who joined our Company after January 1, 2024, this list reflects 2024 taxable earnings on an annualized basis. We then ordered the employees in this list based on the amounts of their 2024 taxable earnings, selected the single employee at the midpoint of the re-ordered list, and calculated the amount of this single midpoint employee’s annual total compensation using the methodology required by SEC rules for calculating the total compensation of our named executive officers as reported in the Summary Compensation Table above. The annual total compensation for our median employee was $107,934, and the annual total compensation for our Chief Executive Officer was $2,674,559. We estimate the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of all our other employees is 25 to 1.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the many different methodologies, exclusions, estimates and assumptions companies are permitted to use in determining an estimate of their respective pay ratios, as well as the differing employment and compensation practices and industry standards that impact these ratios, our estimated pay ratio information may not be comparable to the pay ratio information reported by other companies, and we discourage the use of this information as a basis for comparison between companies. Neither our compensation committee nor our management used our pay ratio information in making compensation decisions for 2024 or 2025.
Pay Versus Performance
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance- based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis.”
The following table provides information regarding compensation actually paid to our principal executive officer, or PEO, and other NEOs for each year from 2020 to 2024, compared to our total stockholder return (“TSR”) cumulatively from December 31, 2019 through the end of each such year, and our Net Income, and Adjusted EBITDA for each such year.
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid for Other NEOs(2)(3)	Value of initial fixed $100 investment based on(4):		Net Income (loss) ($) (in thousands)	Economic Adjusted EBITDA ($)(5)(6) (in thousands)
					TSR	Peer Group TSR
2024	$2,674,559	$1,048,848	$1,972,018	$1,139,874	$107.26	$133.66	$(83,070)	$76,642
2023	$1,977,858	$21,562	$1,379,125	$435,876	$222.67	$150.31	$(99,497)	$43,571
2022	$1,125,510	$297,609	$650,073	$278,924	$256.16	$114.70	$(58,733)	$50,003
2021	$10,811,193	$9,710,227	$5,208,251	$4,623,456	$301.97	$146.23	$(93,146)	$57,032
2020	$1,826,353	$4,056,472	$951,260	$2,120,126	$387.19	$128.61	$(9,864)	$45,134

(1)
Mr. Littlefair was the CEO for each of 2020, 2021, 2022, 2023 and 2024.

(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. Finally, there were no equity awards which were granted and vested in the same year, other than the award of profits interest granted to Mr. Pratt, our former Chief Operating Officer, in 2023 under the CLNE PlasmaFlow Holdings, LLC 2023 Equity Incentive Plan. The following table details these adjustments:

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year-End Equity Value ($)	Add Change in Value of Prior Unvested Equity Awards ($)	Add Value of Equity Awards That Vested in the Year of Grant ($)	Add Change in Value of Vested Equity Awards ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2024	CEO	$2,674,559	$1,110,500	$970,362	$(1,332,553)	$—	$(153,019)	$—	$1,048,848
	Other NEOs	$1,972,018	$1,117,875	$978,771	$(591,863)	$—	$(101,177)	$—	$1,139,874
2023	CEO	$1,977,858	$738,750	$455,211	$(1,604,939)	$—	$(67,818)	$—	$21,562
	Other NEOs	$1,379,125	$655,633	$384,401	$(661,310)	$31,800	$(42,507)	$—	$435,876
2022	CEO	$1,125,510	$852	$780	$(833,791)	$—	$5,962	$—	$297,609
	Other NEOs	$650,073	$284	$260	$(374,021)	$—	$2,896	$—	$278,924
2021	CEO	$10,811,193	$9,200,924	$7,210,210	$(239,935)	$—	$1,283,125	$153,443	$9,710,227
	Other NEOs	$5,208,251	$4,353,301	$3,316,767	$(131,158)	$—	$663,205	$80,307	$4,623,456
2020	CEO	$1,826,353	$296,208	$1,057,074	$1,448,260	$—	$53,165	$32,172	$4,056,472
	Other NEOs	$951,260	$165,528	$590,718	$741,170	$—	$19,344	$16,838	$2,120,126

(3)
For each of 2020, 2021, 2022 and 2023, the other NEOs were Messrs. Vreeland, Pratt, and Corbus. On May 17, 2023, Mr. Pratt transitioned from Chief Operating Officer to Chief Technology Development Officer and ceased being an executive officer of our Company. For 2024, the other NEOs were Messrs. Vreeland and Corbus.

(4)
TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the Russell 2000 Index.

(5)
The most important performance measures used by our Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to our Company’s performance are as follows:

•
Adjusted EBITDA (6)

•
Volume (in GGEs)

•
Volume Margin per GGE

•
Volume of RNG

(6)
Please see “Calculation of 2024 Adjusted EBITDA” below for more information on how we define Adjusted EBITDA.

Relationship Between “Compensation Actually Paid” and Performance Measures
The charts below show, for the past five years, the relationship of our Company’s TSR relative to its peers as well as the relationship between the CEO and non-CEO “compensation actually paid” and (i) our Company’s TSR; (ii) our Company’s net income; and (iii) our Company’s Economic Adjusted EBITDA.

Risks Related to Compensation Policies and Practices
Our compensation committee regularly monitors and considers whether our overall compensation programs, including our executive compensation program, create incentives for employees to take excessive or unreasonable risks that could materially harm our Company. Although risk-taking is a necessary part of any business, our compensation committee focuses on aligning our Company’s compensation policies with the long-term interests of our Company and its stockholders and avoiding short-term rewards for management decisions that could pose long-term risks to our Company. Although a portion of our executive compensation plan is performance-based, which could motivate risk-taking, we do not believe our overall compensation structure encourages excessive or unnecessary risk-taking. We believe our approach to goal- setting, the mix of different types of compensation, payouts at multiple levels of performance, evaluation of performance results, and allowance for compensation committee discretion in determining award types, levels and payouts assist in mitigating these risks, as follows:
•
Our compensation structure includes a combination of compensation vehicles, including a competitive base salary and benefits generally available to all of our employees, equity awards to incentivize long-term performance and align the interests of our employees with those of our stockholders, annual cash incentives to reward executives for achieving Company objectives, and change in control and post-termination severance compensation to encourage retention of our key executives.

•
To discourage excessive or unnecessary risk-taking, for 2024, payouts to each named executive officer under our performance-based cash incentive plan were based on seven distinct performance metrics, each with material weighting. Additionally, our compensation committee retains the discretion to increase or decrease payouts under this incentive plan as it deems appropriate.

•
To help mitigate risks of overpayment, we maintain a clawback policy that complies with recently adopted SEC and Nasdaq requirements. We also have adopted stock ownership guidelines applicable to all of our named executive officers to ensure they have a meaningful equity stake in our Company.

•
We further believe that our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing our Company to a harmful long-term business transaction in exchange for a short-term compensation benefit.

Based on the factors described above, we believe our 2024 compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company.
Calculation of 2024 Adjusted EBITDA
The following table shows adjusted EBITDA as we defined it for 2024 and reconciles this non-GAAP financial measure to the GAAP measure net income (loss):
Year Ended December 31, 2024
(in thousands)
Net loss attributable to Clean Energy Fuels Corp.	$83,070
Income tax benefit	2,692
Interest expense	32,179
Interest income	(14,005)
Depreciation and amortization	44,737
Impairment of investments in equity securities	8,102
Amazon warrant charges	60,764
Stock-based compensation	10,803
Loss from Rimere equity method investment	8,854
Loss from SAFE S.p.A. equity method investment	2,218
Loss from change in fair value of derivative instruments	131
Depreciation and amortization from RNG equity method investments	6,067
Interest expense from RNG equity method investments	1,386
Interest income from RNG equity method investments	$(3,826)
Amortization of investment tax credit from RNG equity method investments	(390)
Adjusted EBITDA	$76,642

DIRECTOR COMPENSATION
Overview
We use cash and equity compensation to attract and retain qualified candidates to serve on our Board. The amount and type of cash and equity compensation awarded to non-employee directors in 2024 was determined by our compensation committee in its sole discretion. In setting non-employee director compensation for 2024, our compensation committee considered a variety of factors, including the significant amount of time that our directors spend in fulfilling their duties to our Company, as well as the level of experience and skill required of the members of our Board. Further, in setting director compensation, our compensation committee considered that a director’s independence may be jeopardized if director compensation and perquisites exceed customary levels, if our Company makes charitable or political contributions to organizations with which a director is affiliated or if our Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which a director is affiliated. Directors who are our employees receive no additional compensation for their services as directors. In addition, for 2024 and 2025 each of Mr. Soulas and Ms. Boissy-Rousseau voluntarily waived their right to receive compensation for their services as a director of our Company.
After reviewing the factors described above and others that it considered relevant, our compensation committee approved the non-employee director compensation program described below (the “Directors’ Compensation Policy”). The compensation paid pursuant to the non-employee director compensation program is described below.
Cash
For 2024 and 2025, our non-employee directors (other than Mr. Soulas and Ms. Boissy-Rousseau) received (or will receive) the following cash compensation:
Type of Retainer or Fee	2024 Amounts	2025 Amounts
Annual Cash Retainer	$70,000	$70,000
Annual Chair Retainer	$60,000	$60,000
Annual Audit Committee Chair Retainer	$15,000	$15,000
Annual Compensation Committee Chair Retainer	$10,000	$10,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$5,000	$5,000
Annual Audit Committee Member Retainer	$5,000	$5,000
Annual Compensation Committee Member Retainer	$4,000	$4,000
Annual Nominating and Corporate Governance Committee Member Retainer	$3,000	$3,000
These cash retainers will be paid on a quarterly basis, following the end of each quarter in arrears, and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter.
Equity
Pursuant to the Directors’ Compensation Policy, effective January 1, 2023, the non-employee directors receive an annual equity award with a value of $120,000, which award shall be fifty percent (50%) in non-statutory stock options (the “Annual Stock Option Award”) and fifty percent (50%) in restricted stock units of our Company (collectively with the Annual Stock Option Award, the “Equity Awards”). Equity Awards are generally granted to Directors on the date of each annual meeting. Subject to the non-employee director’s continued service with our Company, each Equity Award will vest in one installment on the first anniversary of the date of grant (or on the date prior to the following year’s annual meeting, if earlier). Each new non-employee director appointed or elected after the date of the Annual Meeting, will automatically be granted pro-rated amounts of the annual Equity Awards described above. In addition, each Equity Award will be subject to the terms and conditions of the 2024 Plan and will be evidenced by, and subject to the terms and conditions of, any award agreement in the form approved by our Board to evidence such type of grant pursuant to the Directors’ Compensation Policy.

Each of our non-employee directors is also reimbursed for reasonable out-of-pocket expenses for attendance at Board and committee meetings.
Director Stock Ownership Guidelines
We believe it is important to encourage our directors to hold a material amount of our common stock, which links their long-term economic interest directly to that of our stockholders. To achieve this goal, we have established stock ownership guidelines applicable to our independent directors. These guidelines provide that each independent director is required to own shares of our common stock valued at $180,000 or more by five years after the date of a director’s initial election to our Board. Stock options are not counted toward satisfaction of these stock ownership requirements. Directors who attain this stock ownership level by the stated deadline will continue to satisfy the stock ownership requirements if the value of their stock holdings declines after such deadline solely due to a decrease in the trading price of our common stock. All of our independent directors are in compliance with these stock ownership guidelines as of the Record Date. In addition, our Board has determined that the director stock ownership guidelines do not apply to Ms. Boissy-Rousseau or Mr. Soulas for so long as each is designated by TMS to serve as a director and waives his or her right to receive compensation for serving on our Board. See the descriptions under “Proposal 1: Election of Directors — General” and “Director Compensation” for more information.
We have also established stock ownership guidelines applicable to certain of our executive officers, which are described under “Compensation Disclosure and Analysis — Executive Stock Ownership Guidelines” above.
Director Compensation Table
The following table summarizes the compensation we paid to directors who are not employees of our Company for 2024:
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Total ($)
Stephen A. Scully(5)	135,000	59,998	59,998	254,997
Lizabeth Ardisana(6)	86,000	59,998	59,998	205,997
Karine Boissy-Rousseau	—	—	—	—
James C. Miller III(7)	85,000	59,998	59,998	204,997
Kenneth M. Socha(8)	84,000	59,998	59,998	203,997
Patrick J. Ford(9)	56,250	69,997	69,997	196,245
Mathieu Soulas	—	—	—	—
Vincent C. Taormina(10)	83,000	59,998	59,998	202,997

(1)
Andrew J. Littlefair, our President and Chief Executive Officer, is not included in this table because he is an employee of our Company and thus receives no additional compensation for his services as a director. The compensation received by Mr. Littlefair as an employee of our Company is shown in the Summary Compensation Table above. Mr. Soulas and Ms. Boissy-Rousseau each voluntarily waived their right to receive compensation for 2024.

(2)
The amounts shown here for Ms. Ardisana and Mr. Socha reflect an additional $3,000 and $7,000, respectively. Due to clerical errors, the fees paid to Ms. Ardisana and Mr. Socha for Board service in 2023 were $3,000 and $7,000 less than such director earned, respectively. Our Company paid Ms. Ardisana and Mr. Socha such amounts in 2024.

(3)
On May 16, 2024, each non-employee director (other than Mr. Soulas and Ms. Boissy-Rousseau) received a restricted stock unit award covering 22,900 shares of common stock (the “2024 Director RSU Grants”). The amounts shown in this column represent the grant date fair value of the 2024 Director RSU Grants calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 12 to the consolidated financial statements included in the Annual Report.

(4)
On May 16, 2024, each non-employee director (other than Mr. Soulas and Ms. Boissy-Rousseau) received an option award covering 32,608 shares and having an exercise price equal to $2.62 (the “2024 Director Option Grants”). The amounts shown in this column represent the grant date fair value of these option awards calculated in accordance with FASB ASC 718. For a discussion about the valuation models and assumptions used to calculate the fair value of these awards, see Note 12 to the consolidated financial statements included in the Annual Report.

(5)
As of December 31, 2024, Mr. Scully had fully vested and outstanding options to purchase the following: 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; 42,000 shares at an exercise price of $2.56; 75,000 shares at an exercise price of $10.18; 86,956 shares at an exercise price of $6.60; 19,169 shares at an exercise price of $4.57; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Mr. Scully also had 22,900 outstanding unvested restricted stock units.

(6)
As of December 31, 2024, Ms. Ardisana had fully vested and outstanding options to purchase the following: 22,000 shares at an exercise price of $2.56; 51,813 shares at an exercise price of $10.18; 86,956 shares at an exercise price of $6.60; 19,169 shares at an exercise price of $4.57; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Ms. Ardisana also had 22,900 outstanding unvested restricted stock units.

(7)
As of December 31, 2024, Mr. Miller had fully vested and outstanding options to purchase the following: 42,500 shares at an exercise price of $2.19; 42,000 shares at an exercise price of $2.56; 51,813 shares at an exercise price of $10.18; 86,956 shares at an exercise price of $6.60; 19,169 shares at an exercise price of $4.57; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Mr. Miller also had 22,900 outstanding unvested restricted stock units.

(8)
As of December 31, 2024, Mr. Socha had fully vested and outstanding options to purchase the following: 42,500 shares at an exercise price of $2.19; 42,000 shares at an exercise price of $2.56; 51,813 shares at an exercise price of $10.18; 86,956 shares at an exercise price of $6.60; 19,169 shares at an exercise price of $4.57; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Mr. Socha also had 22,900 outstanding unvested restricted stock units.

(9)
As of December 31, 2024, Mr. Ford had fully vested and outstanding options to purchase the following: 5,434 shares at an exercise price of $2.63; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Mr. Ford also had 22,900 outstanding unvested restricted stock units. Mr. Ford was appointed to our Board in March 2024.

(10)
As of December 31, 2024, Mr. Taormina had fully vested and outstanding options to purchase the following: 40,000 shares at an exercise price of $1.37; 42,500 shares at an exercise price of $2.19; 42,000 shares at an exercise price of $2.56; 51,813 shares at an exercise price of $10.18; 86,956 shares at an exercise price of $6.60; 19,169 shares at an exercise price of $4.57; and 32,608 outstanding unvested options to purchase shares at an exercise price of $2.62. As of December 31, 2024, Mr. Taormina also had 22,900 outstanding unvested restricted stock units.

EQUITY COMPENSATION PLANS
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes information about compensation plans under which our equity securities are authorized for issuance as of December 31, 2024:
Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	22,084,212(1)	$5.45(2)	7,232,884(3)
Equity compensation plans not approved by security holders	—	—	—
Total	22,084,212	$5.45	7,232,884

(1)
Of these shares, 722,050 were subject to options then outstanding under the 2006 Plan, 19,237,914 were subject to options then outstanding under the 2016 Plan, 1,790,900 were subject to RSUs then outstanding under the 2016 Plan, 195,648 were subject to options then outstanding under the 2024 Performance Incentive Plan and 137,700 were subject to RSUs then outstanding under the 2024 Performance Incentive Plan. Our Company’s authority to grant new awards under the 2006 Plan terminated upon the adoption of the 2016 Plan in May 2016. Our Company’s authority to grant new awards under the 2016 Plan terminated upon the adoption of the 2024 Performance Incentive Plan in May 2024.

(2)
This weighted-average exercise price does not reflect 1,928,600 shares that will be issued upon the settlement of outstanding RSUs.

(3)
Represents (a) 5,070,074 shares available for future issuance under the 2024 Plan as of December 31, 2024, and (b) 2,242,480 shares available for future issuance under the ESPP, excluding 79,670 shares that were subject to purchase under the ESPP during the purchase period ended December 31, 2024. Shares available under the 2024 Performance Incentive Plan may be used for any type of award authorized in that plan. This column does not reflect the 10,750,000 additional shares that will be available under the 2024 Performance Incentive Plan if stockholders approve the Amended and Restated 2024 Performance Incentive Plan at the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
Except as described below, since January 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions in which we were or are to be a participant, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest. This does not include employment compensation or compensation for Board service, which are described elsewhere in this Proxy Statement.
Relationships with TotalEnergies and its Affiliates
During 2024, we recognized revenue of $0.0 million related to RINs and LNG sold to TotalEnergies and its affiliates in the ordinary course of business and AFTCs associated therewith.
During 2024, we paid TotalEnergies $3.6 million for expenses incurred in the ordinary course of business and settlements on commodity swap contracts.
TotalEnergies Agreements
On May 9, 2018, we entered into a stock purchase agreement (the “Purchase Agreement”) with TMS for the sale and issuance to TMS of up to 50,856,296 shares of our common stock, representing approximately 25% of the outstanding shares of our common stock and the largest ownership position of our Company, for a per share purchase price of $1.64 and an aggregate cash purchase price of $83.4 million. The private placement with TotalEnergies closed on June 13, 2018.
Pursuant to the Purchase Agreement, TMS has the right to designate up to two individuals to serve as directors on our Board. Subject to certain limited conditions as described in the Purchase Agreement, including compliance with our governing documents and all applicable laws, rules and regulations, we will be obligated to appoint or nominate for election as directors of our Company the individuals so designated by TMS and, from and after such appointment or election, either (1) appoint one of these individuals to serve on our audit committee and any other Board committees that may be formed from time to time for the purpose of making decisions that are strategically significant to our Company, or (2) nominate another individual as an observer of such Board committees, who is to be invited to attend all meetings of such committees in a non-voting observer capacity. TMS’ rights and our obligations relating to these designees and observers continue until (and if) (a) with respect to TMS’ right to designate two individuals to serve as directors on our Board and an optional observer to serve on certain Board committees, TMS’ voting power is less than 16.7% but more than 10.0%, and (b) with respect to TMS’ right to designate one individual to serve as a director on our Board and an optional observer to serve on certain Board committees, TMS’ voting power is less than 10.0%, in each case measured in relation to the votes then entitled to be cast in an election of directors by our stockholders.
The Purchase Agreement also provides that, until the later of May 9, 2020 or such date when TMS ceases to hold more than 5% of our common stock then outstanding, among other similar undertakings and subject to customary conditions and exceptions, TMS and its affiliates are prohibited from purchasing shares of our common stock or otherwise pursuing transactions that would result in TMS owning more than 30% of our equity securities without the approval of our Board.
In connection with the Purchase Agreement on May 9, 2018, we and all of our then-directors and officers entered into a voting agreement with TMS. Pursuant to the voting agreement, each of our directors and officers agreed to vote all shares of our common stock presently or hereafter owned or controlled by such director or officer, in any vote of our stockholders that may be held from time to time, in favor of the election of the individuals designated by TMS to serve as directors on our Board. Each of our directors and officers has also granted to TMS a proxy to vote all such shares in accordance with the terms of the voting agreement. For each of our directors and officers party to the voting agreement, the voting obligations contained in the agreement continue from and after, and for so long as, TMS’ director designation rights are in effect, as described above, and such director or officer continues to serve in such capacity for our Company and continues to hold shares of our common stock.
Pursuant to the Purchase Agreement, we also entered into a registration rights agreement with TMS on June 13, 2018. Pursuant to the registration rights agreement, we became obligated to, at our expense, (1) file one or more registration statements with the SEC to cover the resale of the shares of our common stock purchased by TMS under the Purchase Agreement, (2) use our commercially reasonable efforts to cause all such registration statements to be declared effective in a timely manner, (3) use our commercially reasonable efforts to maintain the effectiveness of such registration statements until all such shares are sold or may be sold without restriction pursuant to applicable rules under the Securities Act, and (4) make and keep available adequate current public information and timely file with the SEC all required reports and other documents until all such shares are sold or may be sold without restriction. If such registration statements are not filed or declared effective as described above or any such effective registration statements subsequently become unavailable for more than 30 days in any 12-month period while they are required to be maintained as effective, then we would be required to pay liquidated damages to TMS equal to 0.75% of the aggregate purchase price for the shares remaining eligible for such registration rights each month for each such failure (up to a maximum of 4.0% of the aggregate purchase price for the shares remaining eligible for such registration rights each year).
Commodity Swap Arrangements
In October 2018, we entered into commodity swap arrangements with TotalEnergies Gas & Power North America, an affiliate of TotalEnergies and TotalEnergies Holdings USA Inc. (“THUSA”), intended to manage diesel price fluctuation risks related to the natural gas fuel supply commitments we expect to make in our anticipated fueling agreements with fleet operators that participate in our Zero Now truck financing program, which arrangements cover five million diesel gallons of natural gas fuel volume annually from April 2019 through June 2024. During the year ended December 31, 2024, our Company paid TotalEnergies Gas & Power North America $3.6 million for settlements on commodity swap contracts and recognized revenue of $0.0 million related to settlements on commodity swap contracts.
Joint Venture
On March 3, 2021, we entered into an agreement (the “TotalEnergies JV Agreement”) with TotalEnergies to create 50-50 joint ventures to develop ADG RNG production facilities in the United States. The TotalEnergies JV Agreement contemplates investing up to $400.0 million of equity in production projects, and TotalEnergies and our Company each committed to initially provide $50.0 million. Pursuant to the TotalEnergies JV Agreement, our Company and TotalEnergies have given each party a limited right of first opportunity to invest in ADG RNG projects they respectively originate. Currently, there are five ADG RNG projects in operation and one ADG RNG joint venture project under construction pursuant to the TotalEnergies JV Agreement. This project is estimated to produce up to 0.8 million GGEs of RNG annually, all of which will be available to us for sale to the vehicle fuels market. During 2024, we recognized management fee revenue of $0.3 million related to the joint venture with TotalEnergies.
Relationship Involving Mr. Littlefair
James Littlefair, the son of Andrew J. Littlefair, our President and Chief Executive Officer, was employed by our Company in a non-executive officer position and received total cash compensation of approximately $151,705 in 2024. His compensation, which was approved by our Company’s audit committee, was established by our Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Andrew J. Littlefair. James Littlefair ended his employment with our Company in January 2025.
Policies and Procedures for Related Party Transactions
Our audit committee charter requires that all related party transactions, as defined in applicable SEC rules, be reviewed and approved by our audit committee or another independent body of our Board, in accordance with applicable Nasdaq rules. When evaluating any such transaction, our audit committee focuses on whether the terms of the transaction are at least as favorable to us as terms we would receive on an arm’s-length basis from an unaffiliated third party. Each of the transactions described above that was required to be reviewed and approved by our audit committee in accordance with its charter was so reviewed and approved.

OTHER MATTERS
Stockholder Proposals for 2026 Annual Meeting
Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2026 annual meeting of stockholders and considered for inclusion in our proxy materials for that meeting must be received by our Corporate Secretary at our principal executive offices no later than December 9, 2025. However, if we change the date of the 2026 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, then such proposals must be received a reasonable time before we begin to print and send our proxy materials for the 2026 annual meeting of stockholders.
Director Nominations or Stockholder Proposals to be Brought Before an Annual Meeting But Not Included in Our Proxy Materials
Our amended and restated bylaws provide that, for stockholder nominations of directors or other proposals to be considered at an annual meeting but not sought to be included in our proxy materials for the meeting, the stockholder must have given timely written notice of the director nomination or proposal to us. To be timely for our 2026 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between the close of business on February 21, 2026 and the close of business on March 23, 2026; provided, however, that if no annual meeting was held in the previous year or our 2026 annual meeting of stockholders is not held between April 22, 2026 and June 21, 2026, then notice will be timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by us fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice to our Company must set forth, as to each director nominee or other proposal the stockholder proposes to bring before our 2026 annual meeting, all of the information required by our amended and restated bylaws. We will not entertain any director nominations or other proposals at the Annual Meeting or at our 2026 annual meeting that do not meet the requirements set forth in our amended and restated bylaws. Stockholder proposals or director nominations submitted to our Corporate Secretary that do not comply with the above requirements may not be brought before the 2026 annual meeting of stockholders.
In addition, a stockholder who intends to solicit proxies in support of director nominees other than our Company’s nominees at the 2026 annual meeting of stockholders must provide written notice to our Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than March 23, 2026. If we change the date of the 2026 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, written notice must be provided by the later of 60 days prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our amended and restated bylaws as described above.
Other Business at the Annual Meeting
We have not received any notice of other business to come before the Annual Meeting as of the date of this Proxy Statement and we do not otherwise know of any other business to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting will vote on such matters in their discretion. It is the intention of such individuals to vote the shares represented by proxy at the Annual Meeting on any such matter as recommended by our Board or, if no recommendation is given, in accordance with their judgment.
More Information About our Company
For more information about our Company, please refer to our Annual Report, which accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2024, which is a part of the Annual Report, was filed with the SEC on February 24, 2025 and is accessible on our website at https://investors.cleanenergyfuels.com/company-information/annual-reports. You may also obtain a copy of the Annual Report at no charge and copies of any exhibit listed in the Annual Report for a fee (equal to our reasonable expenses in furnishing such exhibit) by sending a written request to the attention of Investor Relations at the address of our principal executive offices.
By order of the Board,
JAMES W. SYTSMA
Corporate Secretary

ANNEX A
CLEAN ENERGY FUELS CORP.
AMENDED AND RESTATED
2024 PERFORMANCE INCENTIVE PLAN
1.
PURPOSE OF PLAN

The purpose of this Clean Energy Fuels Corp. Amended and Restated 2024 Performance Incentive Plan (this “Plan”) of Clean Energy Fuels Corp., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and the interests of the Corporation’s stockholders by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2.
ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3.
PLAN ADMINISTRATION

3.1   The Administrator.   This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
3.2   Powers of the Administrator.   Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)
determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)
grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, subject to the limits of this Section 3.2, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)
approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)
construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)
cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6(e);

(f)
accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6(e);

(g)
adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)
determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to grant the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)
determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any of the actions contemplated by Section 7.2 in connection with the occurrence of an event of the type contemplated by Section 7.2;

(j)
acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)
determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.
Notwithstanding the foregoing, and except as provided in the next sentence, all awards granted under this Plan shall be subject to a minimum vesting requirement of one year, and no portion of any award may vest earlier than the first anniversary of the grant date of the award (the “Minimum Vesting Requirement”). The Minimum Vesting Requirement shall not apply to 5% of the total number of shares available under this Plan, and shall not limit or restrict the Administrator’s discretion to accelerate the vesting of any award in circumstances it determines to be appropriate.
3.3   Binding Determinations.   Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.
3.4   Reliance on Experts.   In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
3.5   Delegation.   The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.
SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1   Shares Available.   Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
4.2   Share Limits.   The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:
(a)
14,750,000 shares of Common Stock, plus

(b)
the number of shares of Common Stock available for additional award grant purposes under the Amended and Restated 2016 Performance Incentive Plan (the “2016 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of authority to grant new awards under the 2016 Plan as of the Stockholder Approval Date, plus

(c)
the number of any shares subject to stock options granted under the Corporation’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and the 2016 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus

(d)
the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2006 Plan or the 2016 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after the Stockholder Approval Date without having become vested, provided that in order to take the Full Value Award ratio below into account, each share subject to any such award shall be credited as 1.5 shares when determining the number of shares that shall become available for new awards under this Plan, provided that in no event shall the Share Limit exceed 35,425,720 shares (which is the sum of the 14,750,000 shares set forth above, plus the number of shares available under the 2016 Plan for additional award grant purposes as of the Effective Date defined below, plus the aggregate number of shares subject to awards previously granted and outstanding under the 2006 Plan and the 2016 Plan as of the Effective Date, with any shares subject to restricted stock and restricted stock unit awards outstanding under the 2006 Plan and the 2016 Plan being taken into account based on the Full-Value Award share counting ratio of 1.5).
Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.5 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 150 shares shall be counted against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.
The following limits also apply with respect to awards granted under this Plan:
(e)
The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 14,750,000 shares.

(f)
Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.2(f). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $400,000; provided that this limit is $600,000 as to (1) a non-employee director who is serving as the Independent Chair of the Board or the Lead Independent Director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.2(f), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.2(f), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.2(f) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its subsidiaries. The limits of this Section 4.2(f) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.
4.3   Awards Settled in Cash, Reissue of Awards and Shares.   Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Any shares of Common Stock repurchased with the proceeds of any option exercise price shall not be available for awards under this Plan. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share

Limit and shall be available for subsequent awards under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit). The Company may not increase the Share Limits by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise). Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.
4.4   No Fractional Shares; Minimum Issue.   Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5.
AWARDS

5.1   Type and Form of Awards.   The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):
(a)
Stock Options.   A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

(b)
Additional Rules Applicable to ISOs.   To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.
(c)
Stock Appreciation Rights.   A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

(d)
Other Awards; Dividend Equivalent Rights.   The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to vesting requirements or the unvested portion of a stock unit award that is subject to vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied. This ensures that if the underlying unvested award is forfeited, the dividends and/or dividend equivalents on the unvested awards will also be forfeited.

5.2   Award Agreements.   Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.
5.3   Deferrals and Settlements.   Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
5.4   Consideration for Common Stock or Awards.   The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
(a)
services rendered by the recipient of such award;

(b)
cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)
notice and third party payment in such manner as may be authorized by the Administrator;

(d)
the delivery of previously owned shares of Common Stock;

(e)
by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
5.5   Definition of Fair Market Value.   For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
5.6   Transfer Restrictions.
(a)
Limitations on Exercise and Transfer.   Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

(b)
Exceptions.   The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing, and any transfer made in accordance with the Corporation’s Award Transfer Policy shall be expressly permitted without further Administrator approval to the same extent as if any award was granted under the 2016 Plan. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

(c)
Further Exceptions to Limits on Transfer.   The exercise and transfer restrictions in Section 5.6(a) shall not apply to:

(i)
transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(ii)
the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(iii)
subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(iv)
if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(v)
the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.7   International Awards.   One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.
6.
EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1   General.   The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.2   Events Not Deemed Terminations of Service.   Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.
6.3   Effect of Change of Subsidiary Status.   For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.
7.
ADJUSTMENTS; ACCELERATION

7.1   Adjustments.
(a)
Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the

Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.
(b)
Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in Section 7.1(a) or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

(c)
It is intended that, if possible, any adjustments contemplated by Sections 7.1(a) or (b) be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any performance based compensation) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

(d)
Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2   Corporate Transactions — Assumption and Termination of Awards.
(a)
Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (provided that any awards subject to performance-vesting requirements shall vest at the “target” performance level unless otherwise provided in the award agreement); and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)
Without limiting Section 7.2(a), in connection with any event referred to therein or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)
For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after the applicable event, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)
The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)
In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)
Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3   Other Acceleration Rules.   The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
8.
OTHER PROVISIONS

8.1   Compliance with Laws.   This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the

Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
8.2   No Rights to Award.   No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3   No Employment/Service Contract.   Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
8.4   Plan Not Funded.   Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
8.5   Tax Withholding.   Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:
(a)
The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(b)
The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

(c)
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

8.6   Effective Date, Termination and Suspension, Amendments.
(a)
Effective Date.   This Plan is effective as of March 27, 2024, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

(b)
Board Authorization.   The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

(c)
Stockholder Approval.   To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

(d)
Amendments to Awards.   Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6(e)) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

(e)
Limitations on Amendments to Plan and Awards.   No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7   Privileges of Stock Ownership.   Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
8.8
Governing Law; Construction; Severability.

(a)
Choice of Law.   This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

(b)
Severability.   If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9   Captions.   Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
8.10   Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.   Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards shall reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
8.11   Non-Exclusivity of Plan.   Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.12   No Corporate Action Restriction.   The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.
8.13   Other Company Benefit and Compensation Programs.   Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.
8.14   Clawback Policy.   The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

CLEAN ENERGY FUELS CORP. 4675 MACARTHUR COURT, SUITE 800 NEWPORT BEACH, CA 92660 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CLNE2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V66585-P25597 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CLEAN ENERGY FUELS CORP. For All Withhold All For All Except 1. To elect seven directors to the Board of Directors Nominees: The Board of Directors recommends you vote FOR ALL the director nominees: 01) Andrew J. Littlefair 02) Stephen A. Scully 03) Lizabeth Ardisana 04) Karine Boissy-Rousseau 05) Patrick J. Ford 06) Mathieu Soulas 07) Vincent C. Taormina To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. 4. To approve the Amended and Restated 2024 Performance Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Authorized Signatures. This section must be completed for your vote to be counted. Date and Sign Below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com V66586-P25597 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CLEAN ENERGY FUELS CORP. I hereby appoint Stephen A. Scully and Andrew J. Littlefair, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Clean Energy Fuels Corp. to be held on Thursday, May 22, 2025 at 8:00 am PDT, or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR ALL" NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)